EXHIBIT 2.1

REORGANIZATION AND PURCHASE AGREEMENT

DATED AS OF MAY 10, 2005,

AMONG

SANDERS MORRIS HARRIS GROUP INC.,

THE EDELMAN FINANCIAL CENTER, INC.,

THE EDELMAN FINANCIAL CENTER, LLC,

AND

FREDRIC M. EDELMAN

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1	Definitions
1.2	Interpretation
1.3	Knowledge
ARTICLE II

PRE-CLOSING REORGANIZATION; SALES OF EFC LLC UNITS; CLOSINGS

2.1	Pre-Closing Reorganization; The Initial Closing
2.2	Initial Closing
2.3	Sale and Purchase of First Tranche EFC LLC Units; Consideration for First Tranche EFC LLC Units
2.4	Adjustment of Consideration for First Tranche EFC LLC Units
2.5	Consents
2.6	The Second Closing
2.7	Second Closing Consideration

ARTICLE III

THIRD CLOSING; SALE OF EFC SHARES

3.1	The Third Closing
3.2	Consideration for the EFC Shares

ARTICLE IV

PURCHASE PRICE PARAMETERS

4.1	Price Cap
4.2	Limitation on Issuances of SMH Shares

ARTICLE V

REPRESENTATIONS AND WARRANTIES
CONCERNING THE EXISTING EFC ENTITIES

5.1	Organization
5.2	Authority Relative to this Agreement and the Pre-Closing Reorganization
5.3	No Violations
5.4	Consents and Approvals
5.5	Capitalization of EFC Inc

i

5.6	Subsidiaries
5.7	Financial Statements
5.8	Absence of Certain Changes
5.9	No Undisclosed Liabilities
5.10	Properties
5.11	Taxes and Tax Returns
5.12	Litigation
5.13	Real Property
5.14	Employee Benefit Plans
5.15	Material Contracts
5.16	Governmental Licenses and Permits; Compliance with Laws
5.17	No Broker-Dealer
5.18	Investment Adviser Matters
5.19	No Investment Company
5.20	Material Customers
5.21	Bank Accounts
5.22	Officers and Employees
5.23	Transactions with Affiliates
5.24	Brokers
5.25	Investment in SMH Common Stock

ARTICLE VI

REPRESENTATIONS AND WARRANTIES
CONCERNING THE LLC

6.1	Organization of the LLCs
6.2	Capitalization of the LLC
6.3	No Subsidiaries
6.4	Business
6.5	Authority Relative to this Agreement and the Pre-Closing Reorganization
6.6	No Violations
6.7	Litigation
6.8	Tax Matters
6.9	Brokers

ARTICLE VII

REPRESENTATIONS AND WARRANTIES
OF
SMH

7.1	Organization of SMH
7.2	Authority Relative to this Agreement
7.3	No Violations
7.4	Consents and Approval
7.5	Capitalization of SMH
7.6	SEC Filings
7.7	Compliance

7.8	SMH Financial Statements
7.9	Absence of Certain Changes
7.10	No Undisclosed Liabilities
7.11	Investment Adviser Matters
7.12	Litigation
7.13	Brokers
7.14	Vote Required
7.15	Investment in EFC LLC

ARTICLE VIII

COVENANTS OF THE EDELMAN PARTIES

8.1	Confidentiality
8.2	Consummation of Transactions
8.3	Notifications

ARTICLE IX

SMH COVENANTS

9.1	Confidentiality
9.2	Listing of Shares
9.3	Consummation of Transactions
9.4	EFS LLC Advisory Registration
9.5	Removal of Legends

ARTICLE X

[INTENTIONALLY OMITTED]

ARTICLE XI

[INTENTIONALLY OMITTED]

ARTICLE XII

[INTENTIONALLY OMITTED]

ARTICLE XIII

AGREEMENTS PENDING SECOND CLOSING

13.1	Charter Documents
13.2	No Issuances
13.3	No Operations
13.4	No Indebtedness

13.5	Ownership of Retained EFC LLC Units
13.6	Tax Status
13.7	Maintenance of Existence
13.8	Distribution
13.9	Liquidating of Subsidiaries

ARTICLE XIV

ADDITIONAL AGREEMENTS

14.1	Publicity
14.2	Expenses
14.3	Restrictive Covenants
14.4	Bonus Payment Loan
14.5	Lockup Agreement
14.6	Visitation Rights
14.7	Access to Books and Records

ARTICLE XV

TAX MATTERS

15.1	Partnership Status
15.2	Section 754 Election
15.3	Section 338(h)(10) Election
15.4	EFC Inc. Tax Matters

ARTICLE XVI

NATURE AND SURVIVAL
OF
REPRESENTATIONS AND WARRANTIES

16.1	Survival of Representations and Warranties

ARTICLE XVII

INDEMNIFICATION

17.1	Indemnification by Edelman and EFC Inc
17.2	Indemnification by SMH
17.3	Requests for Indemnification
17.4	No Right to Set Off; Insurance, Tax and Other Benefits
17.5	Exclusivity
17.6	Adjustment to Purchase Price

ARTICLE XVIII

AMENDMENT

18.1	Amendment

ARTICLE XIX

GENERAL PROVISIONS

19.1	Non-Business Days
19.2	Notices
19.3	Entire Agreement
19.4	Assignment; Binding Effect
19.5	Counterparts
19.6	Governing Law
19.7	Consent to Jurisdiction
19.8	Severability of Provisions
19.9	Joint Drafting
19.10	Captions
19.11	No Third-Party Beneficiaries
19.12	Disclosure Schedules

v

REORGANIZATION AND PURCHASE AGREEMENT

This Reorganization and Purchase Agreement (this “Agreement”) dated as of May 10, 2005, is entered into by and among The Edelman Financial Center, Inc., a Virginia corporation (“EFC Inc.”), The Edelman Financial Center, LLC, a Delaware limited liability company (“EFC LLC”), Fredric M. Edelman, a resident of Great Falls, Virginia and the sole shareholder of EFC (“Edelman”), and Sanders Morris Harris Group Inc., a Texas corporation (“SMH”).

W I T N E S S E T H

WHEREAS, EFC Inc. is a holding company whose Subsidiaries provide financial planning, investment, and mortgage and insurance brokerage services (the “Business”); and

WHEREAS, Edelman owns 8,160 shares (the “EFC Shares”) of common stock, $1.00 par value per share (“EFC Common Stock”), of EFC Inc., representing all of the issued and outstanding capital stock of EFC Inc.; and

WHEREAS, EFC Inc. has formed EFC LLC and holds 508 EFC LLC Units, and EFC Inc. and its Subsidiaries have formed the other LLCs (as defined herein), to succeed to the Business upon the transfer to the LLCs of substantially all of the respective assets of EFC Inc. and its Subsidiaries, and the assumption by the LLCs of the respective liabilities of EFC Inc. and such other transferring entities as provided in this Agreement; and

WHEREAS, on May 9, 2005 EFC LLC issued two EFC LLC Units to Edelman; and

WHEREAS, upon and following consummation of the Pre-Closing Reorganization (as defined herein), and on the terms and subject to the conditions of this Agreement, EFC Inc. and Edelman propose to sell to SMH, and SMH proposes to purchase from EFC Inc. and Edelman, direct and indirect ownership interests in EFC LLC representing 100% of the total membership interests in EFC LLC; and

WHEREAS, EFC LLC proposes to admit SMH as a member of EFC LLC on the Initial Closing Date;

NOW THEREFORE, the parties to this Agreement agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1                                 Definitions.  In this Agreement:

“2007 Price Multiple” means:

(i)                                     8.0 if the compound annual growth rate of the LLC Net Income for the period beginning January 1, 2007 and ending December 31, 2007 over the LLC Net Income for the period beginning January 1, 2005 and ending December 31, 2005 is 9.99% or less;

(ii)                                  9.0 if such compound annual growth rate is greater than 9.99% but not more than 27.5%;

(iii)                               10.0 if such compound annual growth rate is greater than 27.5% but less than 42.5%; and

(iv)                              11.0 if such compound annual growth rate is greater than or equal to 42.5%.

“2008 Price Multiple” means:

(i)                                     8.0 if the compound annual growth rate of the LLC Net Income for the period beginning January 1, 2008 and ending December 31, 2008 over the LLC Net Income for the period beginning January 1, 2005 and ending December 31, 2005 is 9.99% or less;

(ii)                                  9.0 if such compound annual growth rate is greater than 9.99% but not more than 27.5%;

(iii)                               10.0 if such compound annual growth rate is greater than 27.5% but less than 42.5%; and

(iv)                              11.0 if such compound annual growth rate of LLC Net Income is greater than or equal to 42.5%.

“Additional Shares” has the meaning specified in Section 3.2.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with another Person with the terms “control” and “controlled” meaning, for this purpose, the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities or partnership, membership or other ownership interests, or by contract or otherwise.

“Ancillary Agreements” means, collectively, the EFC LLC Agreement, the Reorganization Agreements, the Registration Rights Agreement and the Edelman Employment Agreement.

“Applicable Payment” shall have the meaning specified in Section 4.2.

Applicable Recalculated Amount” shall have the meaning set forth in Section 2.4.

“Assumed Liabilities” means all liabilities and obligations of any of the Existing EFC Entities (whether known or unknown, and whether contingent or fixed).

“Bonus Payment Amount” means (i) the aggregate amount payable to those key employees of EFC LLC set forth Schedule 1.1 of the EFC Disclosure Schedule as are entitled to receive a “Transaction Bonus” pursuant to the terms of their respective employment agreements entered into on or about the date hereof with EFC LLC plus (ii) such other amounts as Edelman may determine in his sole discretion pursuant to Section 4.2(b) of the EFC LLC Agreement.

“Business” has the meaning specified in the recitals to this Agreement.

“Business Day” means any day on which the New York Stock Exchange is open for trading.

“Charter Documents” means, (i) in the case of any Party that is a corporation, its articles or certificate of incorporation and bylaws, and each certificate or other document setting forth the designation, amount and relative rights, limitations and preferences of any class or series of its capital stock, (ii) in the case of any Party that is a limited liability company, its articles or certificate of formation or organization and its operating or limited liability company agreement or its regulations, and (iii) in the case of any Party that is a limited partnership, its certificate of limited partnership and its limited partnership agreement.

“Client Assets” has the meaning specified in Section 5.20.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commodity Exchange Act” means the Commodity Exchange Act of 1936, as amended, and the rules and regulations of the SEC promulgated under that Act.

“Current Market Price” means as of any date of determination (other than the Initial Closing Date), the arithmetic mean of the volume weighted average sales price of a SMH Share (calculated as the average of the high and low sales prices multiplied by the daily trading volume) on each of the ten trading days immediately preceding such date on the Nasdaq Stock Market or, if the SMH Shares are no longer quoted thereon, on such other national securities market or exchange on which SMH Shares are then listed, as reported on that page of Bloomberg which displays such data, or if such service is unavailable, such other comparable publicly available service for displaying such data as may be agreed by the parties hereto (such agreement not to be unreasonably withheld).  In the event that there is a stock split (or reverse stock split), stock dividend or other similar event during the relevant measuring periods under the foregoing calculation, equitable and appropriate adjustments shall be made in the application of the foregoing calculation of Current Market Price to take account of such event.

“Damages” mean all damages, claims, penalties, losses, judgments, fines, and reasonable costs and expenses (including reasonable attorneys’ fees, court costs and disbursements) incurred in connection with any investigation or defense of any of the foregoing.

“Disclosure Schedule” has the meaning specified in Section 19.12.

“Earn-Out Adjustment” has the meaning specified in Section 2.4.

“Earn-Out Adjustment Statement” has the meaning specified in Section 2.4.

“Earn-Out Period” has the meaning specified in Section 2.4.

“EBS Inc.” has the meaning specified in Section 2.1.

“EBS LLC” has the meaning specified in Section 2.1.

“EBS LLC Interests” has the meaning specified in Section 2.1.

“Edelman” has the meaning specified in the introduction to this Agreement.

“Edelman Employment Agreement” has the meaning specified in Section 2.1.

“Edelman Parties” means EFC Inc., EFC LLC and Edelman, collectively.

“EFC Common Stock” has the meaning specified in the recitals to this Agreement.

“EFC Contracts” has the meaning specified in Section 5.15.

“EFC Disclosure Schedule” means the disclosure schedule that EFC Inc. has delivered to SMH before the date of this Agreement.

“EFC Employee Plans” has the meaning specified in Section 5.14.

“EFC Financial Statements” has the meaning specified in Section 5.7.

“EFC Inc.” has the meaning specified in the introduction to this Agreement.

“EFC Inc. Accountants” has the meaning specified in Section 2.4.

“EFC Indemnified Parties” has the meaning specified in Section 17.2.

“EFC LLC” has the meaning specified in the introduction to this Agreement.

“EFC LLC Agreement” means the Limited Liability Company Agreement, dated as of May 10, 2005, among EFC LLC, EFC Inc., and SMH, a copy of which is attached as Exhibit A to this Agreement.

“EFC LLC Units” means the outstanding membership interests of EFC LLC as of immediately following the effectiveness of the EFC LLC Agreement.

“EFC Shares” has the meaning specified in the recitals to this Agreement.

“EFS Inc.” has the meaning specified in Section 2.1.

“EFS LLC” has the meaning specified in Section 2.1.

“EFS LLC Interests” has the meaning specified in Section 2.1.

“EMS Inc.” has the meaning specified in Section 2.1.

“EMS LLC” has the meaning specified in Section 2.1.

“EMS LLC Interests” has the meaning specified in Section 2.1.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any trade or business, whether or not incorporated, which together with that Person would be deemed a single employer within the meaning of Section 4001 of ERISA or Section 414 of the Code.

“ETVS Inc.” has the meaning specified in Section 2.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Existing EFC Entities” means, collectively, EFC Inc., EFS Inc., ETVS Inc., EMS Inc. and EBS Inc.

“Excluded Assets” means, collectively:

(i)                                     all cash balances of the Existing EFC Entities, as of immediately before the consummation of the Pre-Closing Reorganization, in excess of $500,000;

(ii)                                  accounts receivable that are collected, regardless of when invoiced and collected, relating to services rendered prior to the Initial Closing;

(iii)                               all capital stock of the Existing EFC Entities held by any of the Existing EFC Entities as of immediately prior to the consummation of the Pre-Closing Reorganization, and all EFC LLC Units held by EFC Inc. as of immediately prior to the consummation of the Pre-Closing Reorganization (which EFC LLC Units shall be retained by EFC Inc. following consummation of the Pre-Closing Reorganization and subsequently transferred directly and indirectly to SMH in accordance with the terms of this Agreement);

(iv)                              all rights to collect upon insurance policies of the Existing EFC Entities, third-party indemnification obligations to any of the Existing EFC Entities, or other obligations on the part of third parties to make reimbursements or other payments to any of the Existing EFC Entities, in each case to the extent insuring, indemnifying against or reimbursing for Damages indemnifiable by Edelman and/or EFC Inc. to SMH and/or any of its Affiliates pursuant to Article XVII;

(v)                                 all rights of the Existing EFC Entities under this Agreement or any of the Ancillary Agreements;

(vi)                              copies of any books and records required to be retained by any of the Existing EFC Entities in accordance with applicable Laws and/or good business practices (including stock transfer registers); and

(vii)                           those additional items set forth on Schedule 1.1(b) of the EFC Disclosure Schedule.

“Financial Planning Related Agreements” means any written agreements of the following types to which any Person is a party or by which it is bound, as they may have been amended, supplemented, waived or otherwise modified: (i)  agreements for the performance of financial planning, investment advisory, investment sub-advisory, Financial Planning Services or securities brokerage services with respect to securities, real estate, commodities, currencies or any other asset class for clients or on behalf of third parties; (ii)  agreements for the distribution of securities of any “investment company” within the meaning of the Investment Company Act or funds underlying variable annuities, variable life insurance or other similar products or the maintenance of shareholder accounts for any of the foregoing products or the marketing of investment advisory or Financial Planning Services or the maintenance of accounts for such services; and (iii)  trust agreements, custody agreements, transfer agent agreements, fund administration agreements, and similar services agreements with respect to any of the foregoing.

“First Tranche EFC LLC Units” has the meaning specified in Section 2.3.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Entity” means any U.S. federal, state or local court, executive office, legislature, governmental agency or ministry, commission, or administrative, regulatory or self-regulatory authority or instrumentality.

“Indemnification Cut-Off Date” has the meaning specified in Section 17.1.

“Initial Closing” has the meaning specified in Section 2.2.

“Initial Closing Consideration” has the meaning specified in Section 2.3.

“Initial Closing Date” has the meaning specified in Section 2.2.

“Initial Closing Market Price” means as of the Initial Closing Date, the arithmetic mean of the volume weighted average sales price of a SMH Share (calculated as the average of the high and low sales prices multiplied by the daily trading volume) on each of the five trading days immediately preceding such date, on the Initial Closing Date, and on the five trading days immediately following such date (a total of eleven trading days) on the Nasdaq Stock Market or, if the SMH Shares are no longer quoted thereon, on such other national securities market or exchange on which SMH Shares are then listed, as reported on that page of Bloomberg which displays such data, or if such service is unavailable, such other comparable publicly available service for displaying such data as may be agreed by the parties hereto (such agreement not to be unreasonably withheld).  In the event that there is a stock split (or reverse stock split), stock dividend or other similar event during the relevant measuring periods under the foregoing calculation, equitable and appropriate adjustments shall be made in the application of the foregoing calculation of Initial Closing Market Price to take account of such event.

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Financial Planning Services” means any services that involve (i) the management of an investment account or fund (or portions thereof or a group of investment accounts or funds), or (ii) the giving of advice with respect to financial planning or the investment and/or reinvestment of assets or funds (or any group of assets or funds).

“Latest EFC Balance Sheet” has the meaning specified in Section 5.7.

“Latest SMH Balance Sheet” has the meaning specified in Section 7.8.

“Law” means a law, statute, ordinance, rule, code or regulation enacted or promulgated, or order, directive, instruction or other legally binding guideline or policy issued or rendered by, any Governmental Entity.

“Lien” means a material lien, mortgage, deed of trust, deed to secure debt, pledge, hypothecation, assignment, deposit arrangement, easement, priority, assessment, security interest, lease, sublease, charge, adverse non-contingent claim, levy, or other encumbrance of any kind, excluding restrictions on transferability imposed by federal and state securities laws and excluding restrictions arising under this Agreement and the Ancillary Agreements.

“LLCs” has the meaning specified in Section 2.1.

 “LLC Net Income” means:

(i)                                     for the fiscal year ended December 31, 2005, the consolidated pre-tax income of EFC Inc. and its Subsidiaries for the period prior to the Pre-Closing Reorganization, plus the consolidated pre-tax income of EFC LLC and its Subsidiaries for the remaining portion of such fiscal year, as determined in accordance with GAAP by reference to the financial statements of EFC Inc. and EFC LLC for the relevant period;

(ii)                                  for any subsequent fiscal year of EFC LLC, the consolidated pre-tax income of EFC LLC and its Subsidiaries, as determined in accordance with GAAP by reference to the financial statements of EFC LLC for that fiscal year; and

(iii)                               for the Earn-Out Period, the consolidated pre-tax income of EFC LLC and its Subsidiaries for that period, as determined in accordance with GAAP by reference to the financial statements of EFC LLC for the last fiscal quarter of the fiscal year ended December 31, 2005 and the first three fiscal quarters of the fiscal year beginning January 1, 2006;

but in each case without taking into account any items of income, cost, expense, expenditure or deduction (A) resulting from the transactions contemplated by this Agreement (including the amortization of goodwill), (B) representing corporate overhead expense of SMH allocated to EFC LLC and not approved by the unanimous consent of the Board of Managers of EFC LLC, (C) for non-cash items represented by charges or credits to reserves for loss contingencies or potential loss contingencies (or similar one-time extraordinary items) except to the extent mutually agreed to by Edelman and SMH acting reasonably and in good faith, or (D) indemnifiable to EFC LLC (or any Subsidiary thereof) pursuant to the indemnification provisions set forth herein; provided, however, that (x) in the event of a “Significant Acquisition” or “Significant Sale” (as each such term is defined in the LLC Agreement), the treatment of any revenues and expenses generated by the business so acquired or sold (as applicable) for purposes of this definition shall be as agreed upon by Edelman and SMH (such agreement not to be unreasonably withheld); provided, further, that, in the event after the Effective Time payments are to be made to SMH or any of its Affiliates (other than the Company and the Subsidiaries) by any outside service provider of SMH, the Company or any of their respective subsidiaries (or other applicable third parties), which payments are in respect of products or services of the Company, any of the Subsidiaries or any of their respective employees (including the Key Employees), such payments shall be included as revenues of the Company for purposes of the calculation of LLC Net Income.

“Material Adverse Effect” means (i) when used with reference to EFC Inc., a material adverse effect on the financial condition of EFC Inc. and its Subsidiaries taken as a whole, or the assets or results of operations of EFC Inc. and its Subsidiaries as previously conducted or of EFC LLC and its Subsidiaries as to be conducted immediately following the Pre-Closing Reorganization, or a material adverse effect on the ability of EFC Inc. or EFC LLC to perform its obligations under this Agreement or any Ancillary Agreement to which it is to be a party, and (ii) when used with reference to SMH, a material adverse effect on the financial condition, businesses, assets or results of operations of SMH and its Subsidiaries taken as a whole, or a material adverse effect on the ability of SMH to perform its obligations under this Agreement or any Ancillary Agreement to which it is to be a party.  However, a “Material Adverse Effect” does not include an effect caused by (A) a change in (i) economic conditions affecting the United States economy as a whole, or (ii) the general financial market conditions in the United States (including any changes in interest rates or prices of securities generally), which, in either case, affects companies in the investment advisory business (or, in the case of SMH, the financial services business generally) in a similar fashion and does not affect the relevant party disproportionately compared with such other companies or (B) changes in the financial services industry in general.

“Lockup Period” has the meaning specified in Section 14.5.

“Parties” means the parties to this Agreement.

“Permitted Liens” means (i) those Liens reflected in the SMH SEC Filings, in the case of the SMH and its Subsidiaries and their respective assets or properties, or the EFC Financial Statements, in the case of EFC Inc., (ii) Liens for water and sewer charges and current taxes not yet due and payable or being contested in good faith, and (iii) other Liens (including mechanics’, couriers’, workers’, repairers’, landlords’, materialmen’s, warehousemen’s and other similar Liens) arising in the ordinary course of business as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto.

“Person” means an individual, corporation, partnership, association, joint stock company, limited liability company, Governmental Entity, business trust, unincorporated organization, or other legal entity.

“Pre-Closing Reorganization” has the meaning specified in Section 2.1.

“Purchase Price Credit” means the positive difference (if any) resulting from (x) $20 million minus (y) the Applicable Recalculation Amount.

“Putnam Lovell” means Putnam Lovell NBF Securities, which has acted as financial advisor to the Edelman Parties in connection with the transactions contemplated by this Agreement.

“Registration Rights Agreement” has the meaning specified in Section 2.1.

“Regulations” means the regulations promulgated under the Code by the Treasury Department.

“Reorganization Agreements” has the meaning specified in Section 2.1.

“Restricted Businesses” has the meaning specified in Section 14.3.

“Retained EFC LLC Units” means (i) until the Second Closing, the 490 EFC LLC Units to be retained by EFC Inc. after the Initial Closing and (ii) from and after the Second Closing, the 240 EFC LLC Units to be retained by EFC Inc. after the Second Closing.

“SEC” means the Securities and Exchange Commission or any successor agency.

“Second Closing” means the consummation of the purchase and sale of the Second Tranche EFC LLC Units.

“Second Closing Consideration” has the meaning specified in Section 2.7.

“Second Closing Date” means the third anniversary of the Initial Closing Date.

“Second Closing Statement” has the meaning specified in Section 2.7.

“Second Tranche EFC LLC Units” means the 250 EFC LLC Units purchased and sold on the Second Closing Date.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“SMH Accountants” has the meaning specified in Section 2.4.

“SMH Change of Control” has the meaning specified in the EFC LLC Agreement.

“SMH Common Stock” shall mean the common stock, $.01 par value per share, of SMH.

“SMH Disclosure Schedule” means the disclosure schedule that SMH has delivered to the Edelman Parties before the date of this Agreement.

“SMH Indemnified Parties” has the meaning specified in Section 17.1.

“SMH Options” has the meaning specified in Section 7.5.

“SMH Permits” has the meaning specified in Section 7.7.

“SMH SEC Filings” has the meaning specified in Section 7.6.

“SMH Shares” means shares of SMH Common Stock.

“SMH Stock Plans” has the meaning specified in Section 7.5.

“S short year” has the meaning specified in Section 15.4.

“Subsidiary” of a Party means an Affiliate of that Party more than 50% of the aggregate voting power (or any other voting, membership, partnership or joint venture equity interest in the case of a Person that is not a corporation) of which is beneficially owned by that Party directly or indirectly through one or more other Persons.

“Tax” means any tax of any kind, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof imposed by any U.S. federal, foreign, state or local Governmental Entity, including all income, gross income, gross receipts, profits, goods and services, social security, old age security, sales and use, ad valorem, excise, franchise, business license, occupation, real property gains, payroll and employee withholding, unemployment insurance, real and personal property, stamp, environmental, transfer, workers’ compensation, severance, alternative minimum, windfall, and capital taxes, and other obligations of the same or a similar nature to any of the foregoing.

“Taxing Authority” means any Governmental Entity responsible for the imposition, assessment, enforcement or collection of any Tax.

“Tax Returns” means all Tax returns, declarations, reports, estimates, information returns and statements required to be filed with any Taxing Authority.

“Third Closing” means the consummation of the purchase and sale of the EFC Shares.

“Third Closing Consideration” has the meaning specified in Section 3.2.

“Third Closing Date” means the second Business Day following the fourth anniversary of the Initial Closing Date.

“Third Closing Statement” has the meaning specified in Section 3.2.

“Total Purchase Consideration” means the Initial Closing Consideration, the Earn-Out Adjustment, if any, the Second Closing Consideration and the Third Closing Consideration.

“Transferred EFC LLC Units” means (i) the 510 EFC LLC Units to be sold and transferred to SMH by EFC Inc. and Edelman on the Initial Closing Date under Section 2.3 and (ii) from and after the Second Closing, the 250 EFC LLC Units to be sold and transferred to SMH by EFC Inc. on the Second Closing Date under Section 2.6, collectively.

“Transferred Assets” means all assets, properties, contracts and rights of the Existing EFC Entities used in the Business, as they shall exist as of immediately prior to the consummation of the Pre-Closing Reorganization, including:

(i)                                     all of their respective assets and properties reflected in the Latest EFC Balance Sheet, including cash on hand and on deposit, accounts receivable, inventories of supplies and fixed assets, except current assets reflected in the Latest EFC Balance Sheet which shall have been sold, collected or otherwise disposed of in the ordinary course of the Business after the date of the Latest EFC Balance Sheet;

(ii)                                  all of the respective EFS LLC Interests, EMS LLC Interests and EBS LLC Interests held by each such Existing EFC Entity (but for the avoidance of doubt, none of the EFC LLC Units);

(iii)                               all of their respective rights under all EFC Contracts (including the Financial Planning Related Agreements and the Office Lease Agreement, dated as of October 21, 1993, between Metropolitan Life Insurance Company and EFC Inc., as amended to date), other that to the extent constituting Excluded Assets;

(iv)                              all intellectual property used in the Business, including patents, trademarks, copyrights, domain names, software, trade secrets, know-how and any registrations or applications for registration of any of the foregoing; and

(v)                                 all goodwill associated with the Business;

provided, however, that the Transferred Assets shall not include any of the Excluded Assets (which shall be retained by the Existing EFC Entities following the Initial Closing).

“Unused Purchase Price Credit” shall mean the remaining amount of the Purchase Price Credit that at a particular point in time has not previously been applied to reduce the Second Closing Consideration and/or the Third Closing Consideration.

1.2                                 Interpretation.  Initially capitalized terms defined in this Agreement are equally applicable to both their singular and plural forms.  References in this Agreement to a designated “Article” or “Section” refer to an Article or Section of this Agreement, unless otherwise specifically indicated.  All pronouns in this Agreement shall be construed as including both genders and the neuter.  In this Agreement, “including” is used only to indicate examples, without limitation to the indicated examples, and without limiting any generality which precedes it.

1.3                                 Knowledge.  When a representation and warranty in Article V or VI is made to the “knowledge” of the Edelman Parties, it means the actual knowledge of any of Edelman, Edward Moore and Jean Edelman.  When a representation and warranty in Article VII is made to the “knowledge” of SMH, it means the actual knowledge of any of the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer or the Chief Compliance Officer of SMH.

ARTICLE II

PRE-CLOSING REORGANIZATION; SALES OF EFC LLC UNITS; CLOSINGS

2.1                                 Pre-Closing Reorganization; The Initial Closing. (a)  Prior to the date hereof, EFC and the other Existing EFC Entities have formed the following new limited liability companies to effect a reorganization of the Business in advance of the Initial Closing:

(i)                                     EFC Inc. formed EFC LLC, and EFC LLC issued 998 membership interests to EFC Inc. on May 9, 2005;

(ii)                                  EFC LLC issued 2 membership interests to Edelman on May 9, 2005, and prior to the consummation of the Pre-Closing Reorganization, EFC Inc. and Edelman owned all of the 1,000 outstanding membership interests in EFC LLC (all of which outstanding membership interests will be comprised of EFC LLC Units as of immediately following the effectiveness of the EFC LLC Agreement provided for below);

(iii)                               Edelman Financial Services, Inc. (“EFS Inc.”) formed Edelman Financial Services, LLC, a Delaware limited liability company (“EFS LLC”), and prior to the consummation of the Pre-Closing Reorganization EFS Inc. owned all of the outstanding membership interests in EFS LLC (the “EFS LLC Interests”);

(iv)                              Edelman Mortgage Services, Inc. (“EMS Inc.”) formed Edelman Mortgage Services, LLC, a Delaware limited liability company (“EMS LLC”), and prior to the consummation of the Pre-Closing Reorganization EMS Inc. owned all of the outstanding membership interests in EMS LLC (the “EMS LLC Interests”); and

(v)                                 Edelman Business Services, Inc. (“EBS Inc.”) and Edelman Tax & Valuation Services, Inc. (“ETVS Inc.”) formed Edelman Business Services, LLC, a Delaware limited liability company (“EBS LLC” and, collectively with EFC LLC, EFS LLC and EMS LLC, the “LLCs”), and prior to the consummation of the Pre-Closing Reorganization they together owned all of the outstanding membership interests in EBS LLC (the “EBS LLC Interests”).

(b)                                 On the date hereof (and prior to the execution and delivery of this Agreement), the Existing EFC Entities and the LLCs entered into a series of assignment and assumption agreements (collectively, the “Reorganization Agreements”) as follows (copies of which Reorganization Agreements are attached as Exhibit B hereto), pursuant to which the following assignments, assumptions and other reorganization steps automatically will occur in the following order as of immediately following the execution and delivery of this Agreement (such assignments and assumptions, collectively, the “Pre-Closing Reorganization”):

(i)                                     EBS Inc., ETVS Inc. and EBS LLC entered into an assignment and assumption agreement pursuant to which, upon the consummation of the Pre-Closing Restructuring, all of the respective Transferred Assets owned by EBS Inc. and ETVS Inc. (in each case other than EBS LLC Interests) first will be contributed by EBS Inc. and ETVS Inc. to EBS LLC in respect of the EBS LLC Interests then held by EBS Inc., and ETVS Inc., and EBS LLC will assume all of the respective Assumed Liabilities of EBS Inc. and ETVS Inc.;

(ii)                                  EMS Inc. and EMS LLC entered into an assignment and assumption agreement pursuant to which, upon the consummation of the Pre-Closing Reorganization (and following the assignment and assumption described in clause (i) above), all of the Transferred Assets owned by EMS Inc. (other than EMS LLC Interests) will be contributed by EMS Inc. to EMS LLC in respect of the EMS LLC Interests then held by EMS Inc., and EMS LLC will assume all of the Assumed Liabilities of EMS Inc.;

(iii)                               EFS Inc. and EFS LLC entered into an assignment and assumption agreement pursuant to which, upon the consummation of the Pre-Closing Reorganization (and following the assignment and assumption described in clause (ii) above), all of the Transferred Assets owned by EFS Inc. (other than EFS LLC Interests) will be contributed by EFS Inc. to EFS LLC in respect of the respective EFS LLC Interests then held by EFS Inc., and EFS LLC will assume all of the Assumed Liabilities of EFS Inc.;

(iv)                              Upon consummation of and following the assignment and assumption described in clause (i) through (iii) above, (A) EBS Inc. and ETVS Inc. will distribute to EFC Inc. all of the EBS LLC Interests owned by EBS Inc. or ETVS Inc. (as applicable) (in respect of the capital stock of EBS Inc. and ETVS Inc. held by EFC Inc., respectively), (B) EMS Inc. will distribute to EFC Inc. all of the EMS LLC Interests owned by EMS Inc. (in respect of the capital stock of EMS Inc. held by EFC Inc.), and

(C) EFS Inc. will distribute to EFC Inc. all of the EFS LLC Interests owned by EFS Inc. (in respect of the capital stock of EMS Inc. held by EFC Inc.);

(v)                                 EFC Inc. and EFC LLC entered into an assignment and assumption agreement pursuant to which, upon the consummation of the Pre-Closing Reorganization (and following the distributions described in clause (iv) above), all of the Transferred Assets owned by EFC Inc. (including all of the EBS LLC Interests, EMS LLC Interests and EFS LLC Interests then owned by EFC Inc.) will be contributed by EFC Inc. to EFC LLC in respect of the EFC LLC Units then held by EFC Inc., and EFC LLC will assume all of the Assumed Liabilities of EFC Inc.

(c)                                  On the date hereof (and prior to the execution and delivery of this Agreement), (i) SMH, EFC Inc. and EFC LLC entered into the EFC LLC Agreement, which the parties hereto agree shall become effective as of immediately following the consummation of the Pre-Closing Reorganization (and immediately prior to the occurrence of the Initial Closing), and (ii) EFC LLC and each of the other LLCs entered into such other LLC’s respective limited liability company agreement attached as Exhibit C hereto, which subsidiary LLC agreements the Parties agree shall become effective as of immediately following the consummation of the Pre-Closing Restructuring (and immediately prior to the occurrence of the Initial Closing).

(d)                                 On the date hereof (and prior to the execution and delivery of this Agreement), (i) Edelman and EFC LLC entered into an Employment and Non-Competition Agreement (the “Edelman Employment Agreement”), a copy of which is attached as Exhibit D hereto, and (ii) SMH, EFC Inc. and Edelman entered into a Registration Rights Agreement (the “Registration Rights Agreement”), a copy of which is attached as Exhibit E hereto.

2.2                                 Initial Closing.  Consummation of the purchase and sale of the First Tranche EFC LLC Units pursuant to Section 2.3 of this Agreement (the “Initial Closing”) shall occur on the date of this Agreement (the “Initial Closing Date”) as of immediately following consummation of the Pre-Closing Reorganization.

2.3                                 Sale and Purchase of First Tranche EFC LLC Units; Consideration for First Tranche EFC LLC Units.  At the Initial Closing:

(i)                                     EFC Inc. is hereby selling to SMH, and SMH is hereby purchasing from EFC Inc., the 508 EFC LLC Units owned and held by EFC; and

(ii)                                  Edelman is hereby selling to SMH, and SMH is hereby purchasing from Edelman, the two EFC LLC Units owned and held by Edelman (the aggregate 510 Units being hereby sold under this Section 2.3 being herein called the “First Tranche EFC LLC Units”).

The aggregate consideration being paid for all the First Tranche EFC LLC Units (the “Initial Closing Consideration”), subject to adjustment after the Initial Closing as provided in Section 2.4, is:

(i)                                     $15,000,000 of cash; and

(ii)                                  such number of SMH Shares (rounded to the nearest whole share) as shall equal (x) $5,000,000 divided by (y) the Initial Closing Market Price determined as of the Initial Closing Date;

and is being paid to EFC Inc. and Edelman ratably in accordance with the number of First Tranche EFC LLC Units being sold by each of them; provided that Edelman shall receive all cash consideration for his First Tranche EFC LLC Units.

As of the Initial Closing, EFC and Edelman hereby transfer and convey the First Tranche EFC LLC Units to SMH, SMH is hereby admitted as a member of EFC LLC, and Edelman hereby withdraws as a member of EFC LLC, in each case as of the time of such transfer and conveyance.  As promptly as practicable, and in any event no later than ten Business Days following the Initial Closing, SMH shall cause its transfer agent to prepare and deliver to EFC Inc. and Edelman that portion of the Initial Consideration consisting of SMH Shares by delivery of a certificate or certificates for such SMH Shares included in the Initial Consideration.  Promptly following the opening of business on the Initial Closing Date (and in any event prior to 11:00 a.m. EST on such day), SMH shall deliver that portion of the Initial Consideration consisting of cash by wire transfer of immediately available funds to EFC Inc. and Edelman at the bank accounts specified on Section 2.3 of the EFC Disclosure Schedule.

2.4                                 Adjustment of Consideration for First Tranche EFC LLC Units.  Subject to Sections 4.1 and 4.2, the Initial Closing Consideration shall be subject to upward adjustment following the Initial Closing in accordance with this Section 2.4.

If for the period beginning October 1, 2005 and ending September 30, 2006 (the “Earn-Out Period”), LLC Net Income is:

(a)                                  at least $3,646,675, but less than $4,550,648, then the Initial Closing Consideration shall be increased to an amount equal to 51.0% of the product of (A) 9.0, multiplied by (B) LLC Net Income for the Earn-Out Period (such amount, if required to be calculated under this clause (a), the “Applicable Recalculated Amount”) but only if the Applicable Recalculated Amount is more than $20,000,000;

(b)                                 at least $4,550,648, but less than $5,376,880, then the Initial Closing Consideration shall be increased to an amount equal to 51.0% of the product of (A) 10.0, multiplied by (B) LLC Net Income for the Earn-Out Period (such amount, if required to be calculated under this clause (b), the “Applicable Recalculated Amount”) but only if the Applicable Recalculated Amount is more than $20,000,000; or

(c)                                  at least $5,376,880, then the Initial Closing Consideration shall be increased to an amount equal to 51.0% of the product of (A) 11.0, multiplied by (B) LLC Net Income for the Earn-Out Period (such amount, if required to be calculated under this clause (c), the “Applicable Recalculated Amount”) but only if the Applicable Recalculated Amount is more than $20,000,000.

In the event that the Applicable Recalculated Amount is greater than $20,000,000, such excess (the “Earn-Out Adjustment”) shall be paid 50% in cash and 50% in such number of SMH Shares (rounded to the nearest whole share) as shall equal (x) 50% of the Earn-Out Adjustment divided by (y) the Current Market Price determined as of the date immediately prior to the date delivery of such SMH Shares to EFC.  The Earn-Out Adjustment (if any) shall be paid to EFC Inc. and Edelman ratably in accordance with the number of First Tranche EFC LLC Units sold by each of them; provided that Edelman shall receive all cash consideration for his First Tranche EFC LLC Units.  The Earn-Out Adjustment (if any) shall be paid by SMH to EFC Inc. and Edelman promptly (and in any event within two Business Days) after the date on which the LLC Net Income for the Earn-Out Period shall have been finally determined in accordance with this Section 2.4.

Not later than November 15, 2006 SMH shall prepare and deliver to EFC Inc. a written statement (the “Earn-Out Adjustment Statement”) setting forth in reasonable detail the calculation of LLC Net Income for the Earn-Out Period and the resulting Earn-Out Adjustment. The Earn-Out Adjustment Statement shall be final and binding on EFC Inc. unless within 10 Business Days following the date of delivery of the Earn-Out Adjustment Statement, EFC Inc. notifies SMH in writing (a “Section 2.4 Objection Notice”) that EFC Inc. does not accept as correct the calculation of LLC Net Income for the Earn-Out Period and the resulting Earn-Out Adjustment as reflected in the Earn-Out Adjustment Statement. If (i) EFC Inc. timely delivers a Section 2.4 Objection Notice and (ii) within five Business Days of the receipt of the Section 2.4 Objection Notice, the calculation of LLC Net Income for the Earn-Out Period and the resulting Earn-Out Adjustment is not established by agreement of EFC Inc. and SMH, then SMH and EFC Inc. shall respectively instruct SMH’s then independent public accountants (the “SMH Accountants”) and EFC Inc.’s then independent public accountants (the “EFC Inc. Accountants”) (in the event that either such firm is unable or unwilling to serve in such capacity pursuant to this provision or any other provision of this Agreement, SMH or EFC Inc., as the case may be, shall be entitled to designate another accounting firm, subject to approval of the other Party, which approval shall not unreasonably be withheld) to attempt to reach agreement as to the calculation of LLC Net Income for Earn-Out Period and the resulting Earn-Out Adjustment.  If within ten Business Days after the matter has been referred to the two accounting firms, they have not reached agreement on it, then the SMH Accountants and the EFC Inc. Accountants shall be promptly instructed by SMH and EFC Inc., respectively, to designate a third accounting firm of nationally or regionally recognized standing and not having any material business relationship with either of the parties hereto (and they shall promptly disclose any such relationships to the other), which (acting as experts and not as arbitrators) shall be instructed to make, as soon as practicable after the matter is referred to such firm, the calculation of LLC Net Income for the Earn-Out Period and the resulting Earn-Out Adjustment. The determination of LLC Net Income for the Earn-Out Period by the third accounting firm shall be final and binding on all of the Parties.

2.5                                 Consents.  Notwithstanding Section 2.1, neither this Agreement nor the Reorganization Agreements (nor any other document related to the consummation of the transactions contemplated hereby or thereby) shall constitute a contribution, assignment, assumption, transfer, conveyance or delivery or an attempted contribution, assignment, assumption, transfer, conveyance or delivery of any contract of EFC Inc. or any of its Subsidiaries as to which a consent or authorization is required from a third party for such contribution, assignment, assumption, transfer, conveyance or delivery if such consent or authorization is not obtained (or otherwise is not in full force and effect) as of the consummation of the Pre-Closing Reorganization (the “Restricted Contracts”), and any such Restricted

Contracts shall be retained by the applicable Existing EFC Entity until transferred to the LLCs in accordance with the remainder of this Section 2.5.  EFC Inc. and EFC LLC shall (and shall cause their respective Subsidiaries to) use commercially reasonable efforts, and SMH shall cooperate with them, following the Initial Closing to obtain each such consent and authorization from a third party relating to each Restricted Contract as promptly as practicable.  Pending the receipt of such consents and authorizations, the Parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to the LLCs the benefits of use of each Restricted Contract for its term (or any right or benefit arising thereunder, including the enforcement for the benefit of the LLCs of any and all rights of EFC Inc. or any of its Subsidiaries thereunder), and the LLCs shall bear the costs and liabilities of such Restricted Contracts from and after the Initial Closing.  Once a consent or authorization for the contribution, assignment, assumption, transfer, conveyance or delivery of a Restricted Contract is obtained, the applicable Existing EFC Entity hereby assigns, transfers, conveys and delivers such Restricted Contract to the applicable LLC, and such LLC hereby assumes the obligations under such Restricted Contract assigned to it, in each case pursuant to the applicable Reorganization Agreement (and with retroactive economic effect to the time of the consummation of the Pre-Closing Reorganization), and such assignment and assumption shall for all purposes hereunder and under the EFC LLC Agreement (including calculations of LLC Net Income and amounts of distributions) be deemed to have been transferred to the applicable LLC as of the consummation of the Pre-Closing Reorganization.

2.6                                 The Second Closing.  Consummation of the purchase and sale of the Second Tranche EFC LLC Units pursuant to Section 2.7 shall occur as of the close of business on the Second Closing Date.  At the Second Closing, EFC Inc. shall sell to SMH (the transfer and conveyance to occur automatically by operation of this Agreement and with no requirement of delivery by Edelman of any further instruments of assignment or conveyance), and SMH shall purchase from EFC, the Second Tranche EFC LLC Units, and SMH shall deliver the Second Closing Consideration to EFC Inc. (a) by wire transfer of immediately available funds to a bank account designated by EFC Inc. to SMH in writing not later than two Business Days prior to the Second Closing Date, in the case of the cash portion of the Second Closing Consideration, and (y) by delivery within five Business Days after the Second Closing Date of a certificate or certificates representing SMH Shares, in the case of the portion of the Second Closing Consideration composed of SMH Shares.

2.7                                 Second Closing Consideration .  The consideration payable by SMH to EFC Inc. at the Second Closing in respect of the purchase by SMH of the Second Tranche EFC LLC Units shall consist of the following (the “Second Closing Consideration”):

(a)                                  an amount in cash equal to 12.5% of the product of (i) the 2007 Price Multiple multiplied by (ii) LLC Net Income for the fiscal year ending December 31, 2007; and

(b)                                 such additional number of SMH Shares as shall be determined by dividing (i) the dollar amount determined under the foregoing clause (a) by (ii) the Current Market Price determined as of the Second Closing Date;

provided, however, that any Unused Purchase Price Credit (or such lesser amount thereof as equals total amount of the Second Closing Consideration, prior to reduction pursuant to this proviso) shall be applied against payment of, and shall reduce (but not below zero) the amount of the Second Closing Consideration.

Not later than April 1, 2008, SMH shall prepare and deliver to EFC Inc. a written statement (the “Second Closing Statement”) setting forth in reasonable detail the calculation of LLC Net Income for the fiscal year ending December 31, 2007 and the resulting Second Closing Consideration.  The Second Closing Statement shall be final and binding on EFC Inc. unless within 10 Business Days following the date of delivery of the Second Closing Statement, EFC Inc. delivers a written notice to SMH (a “Section 2.7 Objection Notice”) that EFC Inc. does not accept as correct the calculation of LLC Net Income for the fiscal year ending December 31, 2007 and the resulting Second Closing Consideration as reflected in the Second Closing Statement. If (i) EFC Inc. timely delivers a Section 2.7 Objection Notice and (ii) within five Business Days of the receipt of the Section 2.7 Objection Notice, the calculation of LLC Net Income for the fiscal year ending December 31, 2007 and the resulting Second Closing Consideration is not established by agreement of EFC Inc. and SMH, then SMH and EFC Inc. shall respectively instruct the SMH Accountants and the EFC Inc. Accountants to attempt to reach agreement as to the calculation of LLC Net Income for the fiscal year ending December 31, 2007 and the resulting Second Closing Consideration.  If within ten Business Days after the matter has been referred to the two accounting firms, they have not reached agreement on it, then SMH Accountants and the EFC Inc. Accountants shall be promptly instructed by SMH and EFC Inc., respectively, to designate a third accounting firm of nationally or regionally recognized standing and not having any material business relationship with either of the parties hereto (and they shall promptly disclose any such relationships to the other), which (acting as experts and not as arbitrators) shall be instructed to make, as soon as practicable after the matter is referred to such firm (but in any event no later than two Business Days prior to the Second Closing Date), the calculation of LLC Net Income for the fiscal year ending December 31, 2007 and the resulting Second Closing Consideration. The determination of LLC Net Income for the fiscal year ending December 31, 2007 and the resulting Second Closing Consideration by the third accounting firm shall be final and binding on all of the Parties.

ARTICLE III

THIRD CLOSING; SALE OF EFC SHARES

3.1                                 The Third Closing.  Consummation of the purchase and sale of the EFC Shares pursuant to Section 3.2 shall occur as of the close of business on the Third Closing Date.  At the Third Closing, Edelman shall sell to SMH (the transfer and conveyance to occur automatically by operation of this Agreement and with no requirement of delivery by Edelman of any further instruments of assignment or conveyance other than a duly completed and executed stock power), and SMH shall purchase from Edelman, the EFC Shares, and SMH shall deliver the Third Closing Consideration to Edelman (a) by wire transfer of immediately available funds to a bank account designated by Edelman to SMH in writing not later than two Business Days prior to the Third Closing Date, in the case of the cash portion of the Third Closing Consideration, and (y) by delivery within five Business Days after the Third Closing Date of a certificate or certificates representing SMH Shares, in the case of the portion of the Third Closing Consideration composed of SMH Shares.

3.2                                 Consideration for the EFC Shares.  The consideration payable by SMH to Edelman at the Third Closing in respect of the purchase by SMH of the EFC Shares shall consist of the following (the “Third Closing Consideration”):

(a)                                  an amount in cash equal to 12.0% of the product of (i) the 2008 Price Multiple multiplied by (ii) LLC Net Income for the fiscal year ending December 31, 2008; and

(b)                                 such additional number of SMH Shares as shall be determined by dividing (i) the dollar amount determined under the foregoing clause (a) by (ii) the Current Market Price determined as of the Third Closing Date;

provided, however, that any Unused Purchase Price Credit (or such lesser amount thereof as equals the total amount calculated pursuant to clauses (a) and (b) above, prior to reduction pursuant to this proviso) remaining after the calculation of the Second Closing Consideration shall be applied against payment of, and shall reduce (but not below zero) the total amounts calculated pursuant to clauses (a) and (b) above.

Not later than April 1, 2009, SMH shall prepare and deliver to Edelman a written statement (the “Third Closing Statement”) setting forth in reasonable detail the calculation of LLC Net Income for the fiscal year ending December 31, 2008 and the resulting Third Closing Consideration.  The Third Closing Statement shall be final and binding on EFC Inc. and Edelman unless within 10 Business Days following the date of delivery of the Third Closing Statement, Edelman delivers a written notice (a “Section 3.2 Objection Notice”) to SMH that Edelman does not accept as correct the calculation of LLC Net Income for the fiscal year ending December 31, 2008 and the resulting Third Closing Consideration as reflected in the Third Closing Statement. If (i) Edelman timely delivers a Section 3.2 Objection Notice and (ii) within five Business Days of the receipt of the Section 3.2 Objection Notice, the calculation of LLC Net Income for the fiscal year ending December 31, 2008 and the resulting Third Closing Consideration is not established by agreement of Edelman and SMH, then SMH and Edelman shall respectively instruct the SMH Accountants and EFC Inc. Accountants to attempt to reach agreement as to the calculation of LLC Net Income for the fiscal year ending December 31, 2008 and the resulting Third Closing Consideration.  If within ten Business Days after the matter has been referred to the two accounting firms, they have not reached agreement on it, then SMH Accountants and EFC Inc. Accountants shall be promptly instructed by SMH and Edelman, respectively, to designate a third accounting firm of nationally or regionally recognized standing and not having any material business relationship with either of the parties hereto (and they shall promptly disclose any such relationships to the other), which (acting as experts and not as arbitrators) shall be instructed to make, as soon as practicable after the matter is referred to such firm (but in any event no later than two Business Days prior to the Third Closing Date), the calculation of LLC Net Income for the fiscal year ending December 31, 2008 and the resulting Third Closing Consideration. The determination of LLC Net Income for the fiscal year ending December 31, 2008 and the resulting Third Closing Consideration by the third accounting firm shall be final and binding on all of the Parties.

3.3                                 Additional Shares.  On the Business Day immediately prior to the Third Closing Date, SMH shall contribute to EFC LLC such additional number of SMH Shares (the “Additional Shares”) as shall be determined by dividing (i) $1.25 million by (ii) the Current

Market Price determined as of the Third Closing Date (which SMH Shares shall be delivered in certificated form by SMH to EFC LLC representing a portion of the Bonus Payment Amount and which shall be subject to the vesting requirements set forth in the employment agreements between EFC LLC and the employees of EFC LLC set forth on Schedule 1.1 of the EFC Disclosure Schedule).

ARTICLE IV

PURCHASE PRICE PARAMETERS

4.1                                 Price Cap.  Notwithstanding any other provision of this Agreement to the contrary, the total of the Initial Consideration, the Earn-Out Adjustment, the Second Closing Consideration and the Third Closing Consideration shall not exceed $128.5 million. Once the aggregate value of all cash paid and SMH Shares delivered to EFC Inc. and/or Edelman as consideration for EFC LLC Units and/or the EFC Shares reaches $128.5 million, then all further sales of EFC LLC Units and/or EFC Shares required to be made under Sections 2.6 or 3.1 shall be made for no further consideration.  For purposes of this Section 4.1, the “value” of SMH Shares issued under this Agreement shall be their value as determined by Current Market Value at their respective dates of delivery, notwithstanding subsequent changes in Current Market Value.

4.2                                 Limitation on Issuances of SMH Shares.  Notwithstanding any other provision of this Agreement to the contrary, if any required issuance of SMH Shares to EFC Inc. or Edelman under the terms of this Agreement as payment of purchase price (an “Applicable Payment”), when combined with all prior issuances of SMH Shares under this Agreement, would result in the aggregate issuance of (i) SMH Shares with voting power equal to or exceeding 20% of the voting power of the total number of SMH Shares outstanding at the date of this Agreement or (ii) a number of SMH Shares equal to or exceeding 20% of the total number of SMH Shares outstanding at the date of this Agreement, then SMH shall make such Applicable Payment in cash (rather than in SMH Shares).

ARTICLE V

REPRESENTATIONS AND WARRANTIES
CONCERNING THE EXISTING EFC ENTITIES

EFC Inc. and Edelman jointly and severally represent and warrant to SMH as of immediately prior to the consummation of the Pre-Closing Reorganization that, except as set forth in the EFC Disclosure Schedule:

5.1                                 Organization.  Each of the Existing EFC Entities is a corporation duly organized and validly existing under the Laws of the Commonwealth of Virginia.  Each of the Existing EFC Entities has full authority and corporate power to conduct its business as now conducted, except for failures of any of the foregoing which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on EFC Inc.  Each of the Existing EFC Entities is qualified to do business in each jurisdiction in which the nature of its operations or the location of its properties require it to be so qualified except where the failure to qualify individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on EFC Inc.  EFC Inc. has delivered to SMH true, correct and complete copies of the Charter Documents of each of the Existing EFC Entities.

5.2                                 Authority Relative to this Agreement and the Pre-Closing Reorganization.  EFC Inc. has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, and Edelman has the legal capacity to enter into and perform his obligations under this Agreement.  The execution and delivery of this Agreement and the consummation of the Pre-Closing Reorganization have been duly authorized by the board of directors and sole shareholder of each of the Existing EFC Entities, and no other proceedings on the part of any of the Existing EFC Entities are necessary to authorize this Agreement or the consummation of the Pre-Closing Reorganization.  This Agreement has been duly executed and delivered by each of EFC Inc. and Edelman.  Assuming the valid authorization, execution and delivery of this Agreement by SMH, this Agreement is a valid and binding obligation of each of EFC Inc. and Edelman, enforceable against each of EFC Inc. and Edelman in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting creditors’ rights generally or by equitable principles.

5.3                                 No Violations.  Neither the execution, delivery or performance of this Agreement by either EFC Inc. or Edelman or the consummation of the Pre-Closing Reorganization or the sale of the EFC Shares will:

(i)                                     constitute a breach or violation of or default under the Charter Documents of any of the Existing EFC Entities, or, assuming the receipt of the consent and approvals described in clause (i) of Section 5.4, or any Law applicable to any of the Existing EFC Entities; or

(ii)                                  violate or result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under or result in the termination of, or accelerate the performance by, or result in a right of termination under, or result in the creation of any Lien upon the assets or properties of any of the Existing EFC Entities or Edelman under, any contract, indenture, loan document, license, permit, order, decree or instrument to which any of the Existing EFC Entities or Edelman is a party or by which it, he or their respective assets or properties are bound, in each case other than any of the foregoing which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on EFC Inc.

5.4                                 Consents and Approvals.  No material consent, order, approval, waiver, authorization of, or registration, application, declaration or filing with, any Person is required with respect to either EFC Inc. or Edelman in connection with the execution and delivery of this Agreement or the consummation of the Pre-Closing Reorganization, the sale of the EFC Shares or the other transactions contemplated herein, except for:

(i)                                     the consents and approvals set forth in Section 5.4 of the EFC Disclosure Schedule; and

(ii)                                  other cases, considered individually and in the aggregate, in which any failure to make such registration, application, declaration or filing or to obtain any such consent, order, approval, waiver or other authorization would not reasonably be expected to have a Material Adverse Effect on EFC Inc.

5.5                                 Capitalization of EFC Inc.  The authorized capital stock of EFC Inc. consists of a single class of 25,000 shares of common stock, $1.00 par value, of which 8,160 shares (constituting the EFC Shares) are issued and outstanding.  There are no shares of capital stock of EFC Inc. of any other class authorized, issued or outstanding.  All of the EFC Shares have been validly issued, are fully paid and non-assessable, and are owned beneficially and of record by Edelman, free and clear of all Liens (except pursuant to this Agreement).  All of the EFC Shares were issued free of preemptive rights, in compliance with any rights of first refusal, and in compliance with all Laws.  No subscription, warrant, option, convertible security, stock appreciation or other right (contingent or other) to purchase or acquire any securities of EFC Inc. is authorized or outstanding, and there is not outstanding any commitment of EFC Inc. to issue any EFC Common Stock, warrants, options or other such rights, or to distribute to holders of any outstanding EFC Inc. securities, any evidences of indebtedness or assets.  EFC Inc. has no contingent or other obligation to purchase, redeem or otherwise acquire any of its issued and outstanding shares of capital stock or any interest therein or, except as specifically contemplated in this Agreement, to pay or make any distribution in respect thereof.  Neither Edelman nor EFC Inc. is a party to any voting agreement, voting trust or similar agreement or arrangement relating to the EFC Common Stock or any agreement or arrangement relating to or providing for registration rights with respect to any EFC Common Stock.

5.6                                 Subsidiaries.  The only Subsidiaries of EFC Inc. (other than the LLCs) are those set forth in Section 5.6 of the EFC Disclosure Schedule.  All of the outstanding shares of capital stock and other ownership interests of each of EFC Inc.’s Subsidiaries are validly issued, fully paid, non-assessable and free of preemptive rights, rights of first refusal or similar rights.  EFC Inc. owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests or securities of each of the Existing EFC Entities, free and clear of any Lien, and there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments or obligations of any character relating to the outstanding capital stock or other securities of any Subsidiary of EFC Inc. or which would require any Subsidiary of EFC Inc. to issue or sell any shares of its capital stock, ownership interests or securities convertible into or exchangeable for shares of its capital stock or ownership interests.

5.7                                 Financial Statements.  EFC Inc. has delivered to SMH (i) the audited consolidated balance sheet and consolidated statements of operations, shareholders’ equity and cash flows of EFC Inc. and the other Existing EFC Entities at December 31, 2002, 2003 and 2004, and for the respective periods then ended and (ii) the unaudited consolidated balance sheet and consolidated statement of operations of EFC Inc. and the other Existing EFC Entities at March 31, 2005 and for the three months then ended (collectively, the “EFC Financial Statements”).  The EFC Financial Statements fairly present in all material respects the consolidated financial position of EFC Inc. and the other Existing EFC Entities at their respective dates and the consolidated results of operations of EFC Inc. and the other Existing EFC Entities for the respective periods then ended, in accordance with GAAP, subject, in the case of the interim unaudited financial statements for the first three months of 2005, to (i) the exclusion of statements of shareholders’

equity and cash flows, (ii) year-end adjustments (which consist only of normal recurring accruals), and (iii) the absence of explanatory footnote disclosures required by GAAP.  The unaudited balance sheet of EFC Inc. at March 31, 2005 included in the EFC Financial Statements is herein called the “Latest EFC Balance Sheet.”

5.8                                 Absence of Certain Changes.  Since December 31, 2004 (except in connection with the Pre-Closing Reorganization or as otherwise contemplated hereby):

(i)                                     there has not occurred a Material Adverse Effect or any event that would reasonably be expected to result in a Material Adverse Effect on EFC Inc.; and

(ii)                                  Neither EFC Inc. nor any of the other Existing EFC Entities has:

(a)                                  amended its Charter Documents;

(b)                                 issued any capital stock or securities convertible into or exchangeable for capital stock, or entered into any agreement or commitment for the issuance or purchase of any capital stock or other securities;

(c)                                  incurred any indebtedness for borrowed money;

(d)                                 except as set forth on Section 5.8 of the EFC Disclosure Schedule, entered into any material lease agreements or other long-term commitments;

(e)                                  increased the compensation levels of its officers or employees (other than for regularly scheduled increases for employees in the normal course of business in connection with periodic personnel reviews) or grated any general salary increases;

(f)                                    acquired, contracted or negotiated for the acquisition of any business either directly or indirectly; or

(g)                                 sold or agree to sell all or substantially all, or any material portion, of its assets, or merged or consolidated.

5.9                                 No Undisclosed Liabilities.  Neither EFC Inc. nor any of its Subsidiaries (including each of the LLCs) has any liabilities of a nature that would be required by GAAP to be shown on a balance sheet, except liabilities (i) disclosed in or reserved against on the Latest EFC Balance Sheet or described in the notes thereto, (ii)  arising since the date of the Latest EFC Balance Sheet in the ordinary course of the Business, (iii)  identified in the EFC Disclosure Schedule or (iv)  that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on EFC Inc.

5.10                           Properties.  Except as set forth on Schedule 5.10 of the EFC Disclosure Schedule, EFC Inc. or one of the other Existing EFC Entities has good and marketable title to the properties and assets reflected in the Latest EFC Balance Sheet (other than properties and assets disposed of in the ordinary course of business since the date of the Latest EFC Balance Sheet, which, in the aggregate, are not material), free of all Liens (except Permitted Liens), other than any failures of the foregoing to be true and correct that, individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on EFC Inc.

5.11                           Taxes and Tax Returns.  Except as set for on Schedule 5.11 of the EFC Disclosure Schedule, and except as individually or in the aggregate would not be reasonably expected to have a Material Adverse Effect on EFC Inc.:

(i)                                     EFC Inc. has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code effective as of, and at all times since, its organization;

(ii)                                  As of the date hereof, each of the other Existing EFC Entities is a qualified subchapter S subsidiary within the meaning of Section 1361 of the Code.

(iii)                               except as set forth in Section 5.11 of the EFC Disclosure Schedule, neither EFC Inc. nor any of the other Existing EFC Entities has or has ever had, any liability for U.S. federal income taxes;

(iv)                              all material Tax Returns required to be filed with any Taxing Authority on or before the Initial Closing by or on behalf of EFC Inc. or any of the other Existing EFC Entities have been duly filed on a timely basis in accordance with all applicable Laws;

(v)                                 at the time of their filings all such Tax Returns were complete and correct in all material respects;

(vi)                              all material Taxes required to be paid by EFC Inc. or any of the other Existing EFC Entities on or before the date of this Agreement have been paid, and the reserves for Taxes of EFC Inc. and the other Existing EFC Entities reflected in the Latest EFC Balance Sheet were adequate to cover all Taxes that have not been paid, but which under GAAP were accruable, through the date of the Latest EFC Balance Sheet;

(vii)                           there are no Liens for Taxes upon any assets of EFC Inc. or any of the other Existing EFC Entities, except Liens for Taxes not yet due or which are being contested in good faith;

(viii)                        there are no outstanding deficiencies, assessments or written proposals for the assessment of Taxes proposed, asserted or assessed against EFC Inc. or any of the other Existing EFC Entities, and, to the knowledge of the Edelman Parties, no grounds exist for any such assessment of Taxes;

(ix)                                no extension or waiver of the statute of limitations on the assessment of any Taxes has been granted to or applied for by EFC Inc. or any of the other Existing EFC Entities;

(x)                                   neither EFC Inc. nor any of the other Existing EFC Entities (x) is a party to any Tax sharing or allocation agreement, (y) has been a member of a consolidated,

combined or unitary group for purposes of filing Tax Returns, except the consolidated group of which EFC Inc. is the common parent corporation, and (z) has any liability for the Taxes of any other Person as a transferee or successor, by contract or otherwise;

(xi)                                none of the Tax Returns of EFC Inc. or any of the other Existing EFC Entities are the subject of an action, suit, proceeding, audit or examination by a Taxing Authority; and

(xii)                             EFC Inc. and each of the other Existing EFC Entities has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, or other party.

5.12                           Litigation.  Except as described in Section 5.12 of the EFC Disclosure Schedule or as otherwise is not material to EFC Inc. and the other Existing EFC Entities, taken as a whole, there is no suit, action or proceeding, or to the knowledge of the Edelman Parties, investigation, pending or, to the knowledge of the Edelman Parties, threatened against EFC Inc. or any of the other Existing EFC Entities at Law or in equity before or by any Governmental Entity or before any arbitrator or mediator of any kind.  There is no material judgment, decree, injunction, rule or order of any Governmental Entity, arbitrator or mediator issued against EFC Inc. or any of the other Existing EFC Entities (or to which any of them is otherwise particularly subject, but excluding rules and orders of Governmental Entities that are of general applicability).

5.13                           Real Property.  Section 5.13 of the EFC Disclosure Schedules accurately sets forth any real property owned, leased or occupied by EFC Inc. or any of its Subsidiaries since their respective dates of organization.  The business conducted by EFC Inc. and its Subsidiaries at these locations has consisted only of the Business.  No material environmental Permits are required for EFC Inc. or any the other Existing EFC Entities to operate the Business as now or previously conducted and EFC Inc. and the other Existing EFC Entities have been in material compliance with all applicable environmental Laws.

5.14                           Employee Benefit Plans.  Section 5.14(a) of the EFC Disclosure Schedule accurately sets forth each material retirement, pension, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, unemployment benefits, vacation, incentive or other compensation plan or arrangement or other employee benefit which is maintained, or otherwise contributed to or required to be contributed to, by EFC Inc. (the “EFC Employee Plans”).  EFC Inc. has no ERISA Affiliates (other than its Subsidiaries).  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on EFC Inc., each of the Existing EFC Entities has complied, and currently is in compliance, both as to form and operation, in all material respects, with the terms of each EFC Employee Plan and all applicable provisions of ERISA and each other Law or regulation imposed or administered by any Governmental Entity with respect to each of the EFC Employee Plans.  None of the Existing EFC Entities has at any time maintained, adopted, established, contributed to or been required to contribute to, otherwise participated in or has, could have or ever been required to participate in, or had any liability with respect to, any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA or a multi-employer plan as defined in Section 3(37) of ERISA.  None of the Existing EFC

Entities has any liability under Title IV of ERISA.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on EFC Inc., all contributions to, and payments from, each EFC Employee Plan which may have been required to be made in accordance with the terms of any such EFC Employee Plan and, where applicable, the Laws which govern such EFC Employee Plan, have been made in a timely manner.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on EFC Inc., all material reports, Tax Returns and similar documents with respect to any EFC Employee Plan required to be filed with any Governmental Entity or distributed to any EFC Employee Plan participant have been duly filed on a timely basis or distributed.  Except as set forth in Section 5.14(b) of the EFC Disclosure Schedule, (i) there are no pending investigations by any Governmental Entity involving or relating to a EFC Employee Plan, no threatened (to the knowledge of the Edelman Parties) or pending claims (except for claims for benefits payable in the normal operation of EFC Employee Plans), suits or proceedings against any EFC Employee Plan or asserting any rights or claims to benefits under any EFC Employee Plan which could give rise to a liability of the Existing EFC Entities, nor, to the knowledge of the Edelman Parties, are there any facts that could give rise to any liability of the Existing EFC Entities in the event of any such investigation, claim, suit or proceeding, and (ii) no notice has been received by EFC Inc. of any complaints or other proceedings of any kind involving the Existing EFC Entities or any of the employees of any of the Existing EFC Entities before any Governmental Entity relating to any EFC Employee Plan.

5.15                           Material Contracts.  The EFC Disclosure Schedule lists all oral and written contracts and agreements (collectively, the “EFC Contracts”) to which EFC Inc. or any of its Subsidiaries is a party or by which it is bound (other than this Agreement, the Ancillary Agreements and the employment agreements with key employees entered into with EFC LLC in connection with the transactions contemplated hereby), of the following types:

(i)                                     all employment, consulting or personal service agreements or contracts currently in full force and effect with any present or former officer, manager, principal or employee of EFC Inc. or any of its Subsidiaries;

(ii)                                  all loan or credit agreements, and all bonds, debentures, promissory notes or other instruments of indebtedness, relating to the borrowing of money by EFC Inc. or any of its Subsidiaries;

(iii)                               all guaranty, suretyship or similar arrangements under which EFC Inc. or any of its Subsidiaries has guaranteed or is otherwise contingently or secondarily liable for any indebtedness, liability or obligation of any Person (other than another Subsidiary);

(iv)                              all leases or subleases of material real or material personal property used in the conduct of the Business;

(v)                                 all contracts or agreements committing EFC Inc. or any of its Subsidiaries to make a capital expenditure in excess of $10,000;

(vi)                              all contracts, agreements, agreements in principal, letters of intent and memoranda of understanding which provide for the future disposition (including restrictions on transfer and rights of first offer or refusal) or acquisition of (or right to acquire) any interest in any business enterprise or the future disposition of any of the assets or properties of EFC Inc. other than in the ordinary course of the Business;

(vii)                           all contracts, agreements with or commitments to any Person containing any provision or covenant relating to any indemnification or holding harmless by EFC Inc. or any of its Subsidiaries creating obligations of EFC Inc. of $25,000 or more with respect to any such contract, agreement or commitment;

(viii)                        all contracts, agreements and undertakings with any Governmental Entity or other Person that contain any provision or covenant limiting (x) the ability of EFC Inc. or any of its Subsidiaries to engage on any line of business, to compete with any Person, to do business with any Person or in any location or to employ any Person or (y) the ability of any Person to compete with or obtain material products or services from EFC Inc. or any of its Subsidiaries; and

(ix)                                all material outstanding proxies, powers of attorney or similar delegations of authority granted by EFC Inc. or any of its Subsidiaries to any other Person.

EFC Inc. has delivered to SMH a true and correct copy of each written EFC Contract (and a description of any that are oral).  Each EFC Contract is in full force and effect.  Neither EFC Inc. nor or any of its Subsidiaries is, and to the knowledge of the Edelman Parties, no other party to any EFC Contract is, in violation or breach of or in default under such EFC Contract, or with or without notice or lapse of time or both, would be in violation or breach of or in default under any such EFC Contract, except for violations, breaches or defaults which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on EFC Inc.

5.16                           Governmental Licenses and Permits; Compliance with Laws.  Neither EFC Inc. nor any of its Subsidiaries has during the past five years received notice of any revocation or modification of any required license, certification, tariff, permit, registration, exemption, approval or other required authorization by any Governmental Entity.  The conduct of the Business complies with all applicable Laws, except for violations or failures to comply, if any, that, individually or aggregate, would not reasonably be expected to result in a Material Adverse Effect on EFC Inc.

5.17                           No Broker-Dealer.  Neither EFC Inc. nor any of its Subsidiaries is, or is required to be, registered with the SEC as a broker-dealer under the Exchange Act or as a “commodity pool operator” or “commodity trading advisor” under the Commodity Exchange Act or under any applicable state Laws.

5.18                           Investment Adviser Matters.  Except as set forth on Section 5.18 of the EFC Disclosure Schedule, neither EFC Inc. nor any of the other Existing EFC Entities is, or is required to be, registered as an investment adviser under the Investment Advisers Act or the Laws of any other jurisdiction.  Each officer or employee of any of the Existing EFC Entities who is required by reason of the nature of his employment by any of the Existing EFC Entities to be registered as an investment adviser representative with the SEC, the securities commission of any state or any self-regulatory body or other Governmental Entity, is duly registered or appointed as such, and such registration or appointment is in full force and effect.  None of Edelman or the Existing EFC Entities nor, to the knowledge of the Edelman Parties, any other Person “associated” (as defined under the Investment Advisers Act) with any of the Existing EFC Entities, has been convicted of any crime or is or has engaged in any conduct that would be a basis for denial, suspension or revocation of registration of an investment adviser under Section 203(e) of the Investment Advisers Act or would need to be disclosed pursuant to Rule 206(4)-4(b) thereunder, and to the knowledge of the Edelman Parties, there is no proceeding or investigation that is reasonably likely to become the basis for any such disqualification, denial, suspension or revocation.  EFC Inc. has a written policy regarding insider trading and a code of ethics which complies in all material respects with applicable Laws, a copy of which has been delivered to SMH.  All employees of the Existing EFC Entities have acknowledged that they are bound by the provisions of such code of ethics and insider trading policy.  There have been no material violations or allegations of material violations of such code of ethics or insider trading policy during the twelve months preceding the date hereof.

5.19                           No Investment Company.  None of the Existing EFC Entities is “an investment company” within the meaning of and subject to regulation under the Investment Company Act.  None of the Existing EFC Entities provides investment advisory services to any investment company registered under of the Investment Company Act.

5.20                           Material Customers.  Section 5.20 of the EFC Disclosure Schedule accurately sets forth, as of March 31, 2005, the name and the dollar amount of assets for which employees of any of the Existing EFC Entities served as the broker or agent of record (“Client Assets”), for each customer or client of any of the Existing EFC Entities (a “Material Customer”) that as of such date accounted for five percent or more of the total Client Assets of the Existing EFC Entities.  No Material Customer has notified any of the Existing EFC Entities in writing that it will or intends to cease doing business, or substantially decrease the amount of business it does, with any of the Existing EFC Entities.

5.21                           Bank Accounts.  Section 5.21 of the EFC Disclosure Schedule lists each bank, trust company or similar institution with which EFC Inc. or any of its Subsidiaries maintains an account or safe deposit box, and accurately identifies each such account or safe deposit box by its number or other identification and the names of all individuals authorized to draw thereon or have access thereto.

5.22                           Officers and Employees.  Section 5.22 of the EFC Disclosure Schedule accurately lists by name and title all officers and employees of any of the Existing EFC Entities and sets forth with respect to each such officer or employee, (i) his or her position and years of service with any of the Existing EFC Entities and (ii) his or her salary, bonus and other compensation for 2004 and the first three months of 2005.

5.23                           Transactions with Affiliates.  Except as set forth on Section 5.23 of the EFC Disclosure Schedule, no Affiliate of EFC Inc. (other than its Subsidiaries) (i) is a party to or has any interest in any material contract or agreement with EFC Inc. or any of its Subsidiaries including any outstanding loan to or receivable from EFC Inc. or any of its Subsidiaries or (ii) has any ownership interest in any client or customer of EFC Inc. or any of its Subsidiaries.

5.24                           Brokers.  Except for Putnam Lovell, which has acted as financial advisor to the Edelman Parties in connection with the transactions contemplated by this Agreement, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or the transactions it contemplates, based upon arrangements made by or on behalf of EFC Inc. or Edelman.

5.25                           Investment in SMH Common Stock.  Each of Edelman and EFC Inc. confirms that he or it will be acquiring SMH Shares hereunder for the account of the Edelman Parties.  EFC Inc. and Edelman (a) have been provided with the opportunity to obtain from representatives of SMH information about SMH to evaluate the merits and risks of the acquisition of SMH Shares pursuant to this Agreement, (b) have sufficient expertise in business and financial matters to be able to evaluate the risks involved in the acquisition of the SMH Shares pursuant to this Agreement, (c) acknowledge that except as provided in the Stock Liquidity Agreement, the delivery of SMH Shares to the Edelman Parties hereunder will not be registered under the Securities Act and accordingly, such SMH Shares constitute “restricted securities” within the meaning of Rule 144 under the Securities Act; and that the SMH Shares cannot be sold, transferred or otherwise disposed of unless subsequently registered under the Securities Act or pursuant to an exemption from registration, and (d) further acknowledge that a legend substantially in the following form will be placed on any certificate representing SMH Shares:

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred or otherwise disposed of in the absence of an effective registration statement under such Act or an opinion of counsel reasonably satisfactory to the corporation to the effect that such registration is not required.  Certain of the shares represented by this certificate are also subject to restrictions on their transfer under an agreement with the issuer of such Shares.”

ARTICLE VI

REPRESENTATIONS AND WARRANTIES
CONCERNING THE LLC

EFC Inc. and Edelman jointly and severally represent and warrant to SMH as of immediately prior to the consummation of the Pre-Closing Reorganization that, except as set forth in the EFC Disclosure Schedule:

6.1                                 Organization of the LLCs.  Each LLC is a limited liability company duly organized and validly existing under the Laws of the State of Delaware.  Each LLC has full authority and limited liability company power to own, lease and operate the properties and assets to be transferred to it pursuant to the Pre-Closing Reorganization, and to conduct the Business upon consummation of the Pre-Closing Reorganization (and subject to EFS LLC’s subsequent filing of appropriate documentation with the Commonwealth of Virginia to succeed to the registered investment advisory business of EFS Inc., as contemplated by Section 9.4 hereof), except for failures of any of the foregoing which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on EFC LLC.  Each LLC is qualified to do business in each jurisdiction in which the nature of its operations or the location of its properties require it to be so qualified upon consummation of the Pre-Closing Reorganization, except where the failure to be so qualified individually or in the aggregate would not be material to EFC LLC and its Subsidiaries, taken as a whole.  EFC Inc. has delivered to SMH true, correct and complete copies of the Charter Documents of each LLC.

6.2                                 Capitalization of the LLC.  The total membership interests of EFC LLC are represented by 1,000 EFC LLC Units (the “Currently Outstanding EFC LLC Units”), all of which are issued and outstanding and owned and held by EFC Inc., or, in the case of two such Units, Edelman, free and clear of all Liens (other than under this Agreement and the EFC LLC Agreement) as of immediately following the consummation of the Pre-Closing Reorganization and prior to the Initial Closing.  EFC Inc. and Edelman are, and have been at all times since the formation of EFC LLC, the sole record holders of the Currently Outstanding EFC LLC Units and have the sole legal and beneficial ownership of, and good and marketable title to, the Currently Outstanding EFC LLC Units.  All of the Currently Outstanding EFC LLC Units were validly issued.  All of the EFC LLC Units are free and clear of any Liens or other rights or interests of any Person (other than under this Agreement and the EFC LLC Agreement) and, except as specifically provided in this Agreement and the EFC LLC Agreement, there is no security, option, warrant, right (including preemptive rights), put, call, subscription agreement or other commitment of any nature whatsoever, fixed or contingent, to which any Edelman Party is a party or by which any Edelman Party is bound that directly or indirectly (a) calls for the issuance, sale, pledge, delivery or other disposition of any interests in EFC LLC or any securities convertible into, or other rights to acquire, any interests in EFC LLC, (b) relates to the voting or control of any interests in EFC LLC, or (c) obligates any Edelman Party or any of the respective Affiliates of any of them to grant, offer or enter into any of the foregoing.  Upon the completion of the transactions contemplated by this Agreement, including the Initial and Second Closings, SMH will become the record holder of the Transferred EFC LLC Units and acquire from EFC Inc. and Edelman, respectively, legal and beneficial ownership of all rights with respect to, and good and marketable title to, the Transferred EFC LLC Units, free and clear of any Liens or other rights or interests of any Person.  The Transferred EFC LLC Units acquired by SMH will be free of any restrictions on transfer, other than restrictions set forth in the EFC LLC Agreement or restrictions on transfer under any applicable federal or state securities Law.  Upon effectiveness of the EFC LLC Agreement and the Pre-Closing Reorganization, and upon the Initial Closing (i) EFC Inc. will own 49% of all the outstanding EFC LLC Units and (ii) SMH will own 51% of all the outstanding EFC LLC Units, in each case free and clear of all Liens other than restrictions imposed by the EFC LLC Agreement, and all then outstanding EFC LLC Units will have been issued in accordance with the EFC LLC Agreement.  Immediately following the Pre-Closing Reorganization and prior to the Initial Closing, all then outstanding membership interests of the LLCs (other than EFC LLC) will be held by EFC LLC, in each case free and clear of all Liens other than restrictions imposed by the EFC LLC Agreement.

6.3                                 No Subsidiaries.  As of immediately following the consummation of the Pre-Closing Reorganization, other than the LLC’s, EFC LLC will have no Subsidiaries or other equity investment in any other Person.

6.4                                 Business.  Each LLC is a newly formed entity organized specifically for purposes of the Pre-Closing Reorganization and as of immediately prior to consummation of the Pre-Closing Reorganization has not conducted any operations, has no employees, owns no assets or properties, and has no liabilities (in each case other than activities and liabilities incident to its formation, and except for this Agreement, the Ancillary Agreements to which it is a party, its Charter Documents, and those certain employment agreements with key employees described in Section 5.15 hereof).  The Transferred Assets include all the assets and properties of the Existing EFC Entities (other than Excluded Assets) that are required to conduct the Business as it was being conducted by the Existing EFC Entities immediately prior to the Pre-Closing Reorganization.

6.5                                 Authority Relative to this Agreement and the Pre-Closing Reorganization.  EFC LLC has the requisite limited liability company power and authority to enter into and perform its obligations under this Agreement, and each LLC has the requisite limited liability company power and authority to consummate the Pre-Closing Reorganization.  The execution and delivery of this Agreement has been duly authorized by the sole member of EFC LLC, and the consummation of the Pre-Closing Reorganization has been duly authorized by the members of each LLC, and no other proceedings on the part of any LLC are necessary to authorize the consummation of the Pre-Closing Reorganization.  This Agreement has been duly executed and delivered by EFC LLC.  Assuming the valid authorization, execution and delivery of this Agreement by SMH, this Agreement is a valid and binding obligation of EFC LLC, enforceable against EFC LLC in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting creditors’ rights generally or by equitable principles.

6.6                                 No Violations.  The consummation of the Pre-Closing Reorganization will not:

(i)                                     constitute a breach or violation of or default under the Charter Documents of any LLC, or, assuming the receipt of the consents and approvals described in clause (i) of Section 5.4, any Law applicable to any LLC; or

(ii)                                  violate or result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under or result in the termination of, or accelerate the performance by, or result in a right of termination under, or result in the creation of any Lien upon the assets or properties of any LLC under, any contract, indenture, loan document, license, permit, order, decree or instrument to which any LLC is, or in the Pre-Closing Reorganization will become, a party or by which it or its assets or properties are bound, in each case other than any of the foregoing which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on EFC LLC.

6.7                                 Litigation.  Except as described in Section 5.12 of the EFC Disclosure Schedule or as otherwise is not material to EFC LLC and its Subsidiaries, taken as a whole, there is no suit, action, or proceeding, or to the knowledge of the Edelman Parties, investigation, pending or, to the knowledge of the Edelman Parties, threatened against any LLC at Law or in equity before or by any Governmental Entity or before any arbitrator or mediator of any kind, and there is no material judgment, decree, injunction, rule or order of any Governmental Entity, arbitrator or mediator issued against EFC LLC or any of the other LLCs (or to which any of them is otherwise particularly subject, but excluding rules and orders of Governmental Entities that are of general applicability).

6.8                                 Tax Matters.  No election has been filed to cause any LLC to be treated as an association taxable as a corporation for U.S. federal income tax purposes.  The Existing EFC Entities have treated, and will continue to treat until the Initial Closing, each LLC as a “disregarded entity” or a partnership within the meaning of Section 301.7701-3 of the Regulations for U.S. federal income tax purposes.

6.9                                 Brokers.  Except for Putnam Lovell which has acted as financial advisor to the Edelman Parties in connection with the transactions contemplated by this agreement, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or the transactions it contemplates based upon arrangements made by or on behalf of any LLC.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES
OF
SMH

SMH represents and warrants to each of EFC Inc. and Edelman as of the Initial Closing that, except as set forth in the SMH Disclosure Schedule:

7.1                                 Organization of SMH.  SMH is a corporation duly organized, validly existing and in good standing under the Laws of the State of Texas.  SMH has full authority and corporate power to conduct its business as now conducted.  SMH is qualified to do business in each jurisdiction in which the nature of its operations or the location of its properties require it to be so qualified except where the failure to qualify individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on SMH.  SMH has delivered to EFC Inc. true, correct and complete copies of the Charter Documents of SMH.

7.2                                 Authority Relative to this Agreement.  SMH has the requisite corporate power and authority to enter into and perform its obligations under this Agreement.  The execution and delivery of this Agreement have been duly authorized by the Board of Directors of SMH, and no other proceedings on the part of SMH are necessary to authorize this Agreement or the consummation of the transactions contemplated thereby.  This Agreement has been duly executed and delivered by SMH.  Assuming the valid authorization, execution and delivery of this Agreement by other parties hereto, this Agreement is a valid and binding obligation of SMH, enforceable against SMH in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting creditors’ rights generally or by equitable principles.

7.3                                 No Violations.  The execution, delivery and performance of this Agreement by SMH will not:

(i)                                     constitute a breach or violation of or default under the Charter Documents of SMH or any of the SMH Subsidiaries or, any Law applicable to SMH or any of the SMH Subsidiaries; or

(ii)                                  violate or result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under or result in the termination of, or accelerate the performance by, or result in a right of termination under, or result in the creation of any Lien upon the assets or properties of SMH or any of its Subsidiaries under, any contract, indenture, loan document, license, permit, order, decree or instrument to which SMH or any of its Subsidiaries is a party or by which any of them or their assets or properties are bound, in each case other than any of the foregoing which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SMH.

7.4                                 Consents and Approval.  No material consent, order, approval, waiver or authorization of, or registration, application, declaration or filing with, any Person is required with respect to either SMH or any Subsidiary of SMH in connection with the execution and delivery of this Agreement or the consummation of any of the transactions contemplated herein, except for cases, considered individually and in the aggregate, in which any failure to make such registration, application, declaration or filing or to obtain any such consent, order, approval, waiver or other authorization is not reasonably likely to have a Material Adverse Effect on SMH.

7.5                                 Capitalization of SMH.  The authorized capital stock of SMH consists of 100 million shares of SMH Common Stock and 10 million shares of preferred stock.  As of May 1, 2005, 18,446,084 shares of SMH Common Stock were outstanding and no shares of preferred stock were outstanding.  As of May 1, 2005, those shares set forth in Section 7.5 of SMH Disclosure Schedule were reserved for issuance and issuable upon or otherwise deliverable under SMH’s 1998 Incentive Plan or Capital Incentive Program (collectively, the “SMH Stock Plans”) in connection with the exercise of outstanding employee or director stock options to purchase SMH Common Stock (“SMH Options”) and the vesting of other outstanding stock awards.  All of the issued and outstanding shares of SMH Common Stock are, and all shares of SMH Common Stock which may be issued pursuant to SMH Stock Plans, when issued in accordance with the terms of those plans, and the SMH Shares delivered pursuant to the terms of this Agreement will be validly issued, fully paid and non-assessable. Since May 1, 2005, no shares of SMH Common Stock have been issued, other than upon exercise of SMH Options or the vesting of other stock awards.  Except for SMH Common Stock, SMH Options, and other stock awards, there are no outstanding bonds, debentures, notes or other indebtedness or other securities of SMH or any Subsidiary having the right to vote (or convertible into, exercisable, or exchangeable for, securities having the right to vote) on any matters on which stockholders of SMH may vote.  As of the date hereof, except for SMH Options and other stock awards outstanding on the date hereof under SMH Stock Plans referred to above and except as otherwise disclosed in Section 7.5 of the SMH Disclosure Schedule, there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments, or obligations which would require SMH or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold shares of common stock, preferred stock or any other equity securities, or securities convertible into or exchangeable or exercisable for shares of common stock, preferred stock or any other equity securities of SMH or any of its Subsidiaries.  Except as set forth in Section 7.5 of the SMH Disclosure Schedule, SMH has no commitments, obligations or understandings to purchase or redeem or otherwise acquire any shares of SMH Common Stock.  Except as set forth in Section 7.5 of the SMH Disclosure Schedule, there are no stockholders’ agreements, voting trusts or other agreements or understandings to which SMH is a party or by which it is bound relating to the voting or registration of any shares of capital stock of SMH or any preemptive rights with respect thereto.  No Subsidiary of SMH owns any SMH Common Stock.

7.6                                 SEC Filings.  SMH has filed all forms, reports and documents required to be filed by them with the SEC since January 1, 2000, and SMH has made available to the Parties true and complete copies of (i) the Annual Reports on Form 10-K and/or 10-K/A of SMH for the years ended December 31, 2002, and 2003 and 2004, (ii) all Annual Reports filed with the SEC by each Broker-Dealer Subsidiary pursuant to SEC Rule 17a-5(d) for the years ended December 31, 2002, and 2003 and 2004, (iii) all other reports (including Current Reports on Form 8-K), statements and registration statements filed by SMH with the SEC since December 31, 2003 and (iv) all Form BDs, and all amendments thereto, filed by each broker-dealer or investment advisory Subsidiary since January 1, 2000 (collectively, the “SMH SEC Filings”).  The SMH SEC Filings, including all financial statements or schedules included in them, (i) comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time of their filing (or if amended, supplemented or superseded by a later filing, on the date of the later filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

7.7                                 Compliance.  SMH and each of its Subsidiaries is in compliance with all federal, state and local laws and regulations applicable to its operations or with respect to which compliance is a condition of engaging in the business thereof, except for such failure as would not, individually or in the aggregate, have a Material Adverse Effect on SMH.  Except as set forth in Section 7.7 of the SMH Disclosure Schedule, neither SMH nor any of its Subsidiaries has received any written notice from a Governmental Entity asserting a failure, or possible failure, to comply with any such law or regulation, the subject of which notice has not been resolved, except for such failure as would not, individually or in the aggregate, have a Material Adverse Effect on SMH.  SMH and its Subsidiaries have all permits, licenses, grants, authorizations, easements, consents, certificates, approvals, orders and franchises from Governmental Entities (the “SMH Permits”) required to conduct their respective businesses as they are now being conducted, except for where the failure to obtain such SMH Permits, would not, individually or in the aggregate, have a Material Adverse Effect on SMH.  SMH and its Subsidiaries are in compliance with the terms of the SMH Permits, except for such noncompliance which would not, individually or in the aggregate, have a Material Adverse Effect on SMH.

7.8                                 SMH Financial Statements.  The consolidated balance sheets and consolidated statements of operations, stockholders’ equity and cash flows of SMH and its Subsidiaries included in the SMH SEC Filings fairly present in all material respects the consolidated financial position of SMH and its Subsidiaries at their respective dates and the consolidated results of operations of SMH and its Subsidiaries for the respective periods then ended, in accordance with GAAP, subject, in the case of unaudited interim financial statements, to (i) year-end adjustments (which consist of normal recurring accruals) and (ii) the absence of explanatory footnote disclosures required by GAAP.  SMH’s audited consolidated balance sheet at December 31, 2004 included in SMH’s audited financial statements at December 31, 2004, included in SMH’s Form 10-K for the fiscal year ended December 31, 2004, is herein called the “Latest SMH Balance Sheet.”

7.9                                 Absence of Certain Changes.  Since December 31, 2004, there has not occurred a Material Adverse Effect on SMH, or any event that would reasonably be expected to result in a Material Adverse Effect on SMH.

7.10                           No Undisclosed Liabilities.  SMH does not have any liabilities of a nature that would be required by GAAP to be shown on a balance sheet, except liabilities (i) disclosed in or reserved against on the Latest SMH Balance Sheet or described in the notes thereto, (ii)  arising since the date of the Latest SMH Balance Sheet in the ordinary course of the Business, (iii)  identified in the SMH Disclosure Schedule or (iv)  that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on SMH.

7.11                           Investment Adviser Matters.  SMH is not, and is not required to be, registered as an investment advisor under the Investment Advisers Act or the Laws of any other jurisdiction.  Each Subsidiary of SMH that by reason of its activities is required to be registered under the Investment Advisers Act, or any corresponding state laws, is so registered, and such registrations are in full force and effect.  Each officer or employee of SMH or any such Affiliate who is required by reason of the nature of his employment by SMH or such Affiliate to be registered as an investment advisor or investor advisor representative with the SEC, the securities commission of any state or any self-regulatory body or other Governmental Entity is duly registered or appointed as such, and such registration or appointment is in full force and effect.  None of SMH and its Affiliates, nor, to the knowledge of SMH, any other Person “associated” (as defined under the Investment Advisers Act) with SMH or its Affiliates, has been convicted of any crime or is or has engaged in any conduct that would be a basis for denial, suspension or revocation of registration of an investment adviser under Section 203(e) of the Investment Advisers Act or would need to be disclosed pursuant to Rule 206(4)-4(b) thereunder, and to the knowledge of SMH, there is no proceeding or investigation that is reasonably likely to become the basis for any such disqualification, denial, suspension or revocation.  Each investment advisory Subsidiary of SMH has a written policy regarding insider trading and a code of ethics which complies in all material respects with applicable Laws, respectively, a copy of which has been delivered to EFC Inc.  All employees of SMH have acknowledged that they are bound by the provisions of such code of ethics and insider trading policy.  The policies of SMH with respect to avoiding conflicts of interest are as set forth in the most recent Form ADV of each investment advisory Subsidiary of SMH or incorporated by reference therein.  There have been no material violations or allegations of material violations of such code of ethics, insider trading policy or conflicts policy during the last twelve months preceding the date hereof.

7.12                           Litigation.  Except as described in Section 7.12 of the SMH Disclosure Schedule or as otherwise is not material to SMH and its Subsidiaries taken as a whole, there is no suit, action or proceeding, or to the knowledge of the SMH, investigation, pending or, to the knowledge of the SMH, threatened against SMH at Law or in equity before or by any Governmental Entity or before any arbitrator or mediator of any kind.  There is no material judgment, decree, injunction, rule or order of any Governmental Entity, arbitrator or mediator issued against SMH (or to which it is otherwise particularly subject, but excluding rules and orders of Governmental Entities that are of general applicability).

7.13                           Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or the Pre-Closing Reorganization based on arrangements made by or on behalf of SMH.

7.14                           Vote Required.   No vote of the holders of any class or series of SMH’s capital stock is necessary to approve the issuance of shares of SMH Common Stock pursuant to this Agreement or any of the transactions contemplated hereby.

7.15                           Investment in EFC LLC.  SMH confirms that it is acquiring (and in the case of the Second Tranche EFC LLC Units, will be acquiring) the Transferred EFC LLC Units for its own account.  SMH (a) has been provided with the opportunity to obtain from representatives of EFC LLC and EFC Inc. information about EFC LLC and EFC Inc. to evaluate the merits and risks of the acquisition of the Transferred EFC LLC Units and the EFC Shares pursuant to this Agreement, (b) has sufficient expertise in business and financial matters to be able to evaluate the risks involved in the acquisition of the Transferred EFC LLC Units and the EFC Shares pursuant to this Agreement and to make an informed investment decision with respect to such acquisition, (c) acknowledges that the delivery of the Transferred EFC LLC Units to SMH will not be registered under the Securities Act or the securities laws of any other jurisdiction and (d) acknowledges that the Transferred EFC LLC Units cannot be sold, transferred or otherwise disposed other than as allowed by the EFC LLC Agreement and in compliance with applicable securities laws.

ARTICLE VIII

COVENANTS OF THE EDELMAN PARTIES

The Edelman Parties agree that:

8.1                                 Confidentiality.  Except for information required for inclusion in any application, filing, statement or notice required to be filed by EFC Inc. with any Governmental Entity, all information and data furnished to the Edelman Parties by SMH under this Agreement, whether furnished orally or in writing, shall be received, held and treated confidentially by the Edelman Parties (except to the extent otherwise required by Law), and none of such information shall be used in any manner for the benefit of EFC Inc. or for the benefit of any business controlled by any Edelman Party (other than EFC LLC after the Initial Closing, or in any action or proceeding involving this Agreement or the Ancillary Documents).

8.2                                 Consummation of Transactions.  The Edelman Parties and Edelman shall use their respective reasonable best efforts to perform and fulfill all obligations on their part to be performed under this Agreement, to the end that the transactions contemplated hereby shall be consummated.

8.3                                 Notifications.  As promptly as practicable follow the Initial Closing, EFC LLC shall distribute to its clients and third-party vendors and service providers such forms of written notification relating to the transactions contemplated hereby as are reasonably determined by Edelman (and SMH shall be given reasonable opportunity to review in advance the forms of such notifications).

ARTICLE IX

SMH COVENANTS

SMH agrees that:

9.1                                 Confidentiality.  Except for information required for inclusion in any application, filing, statement or notice required to be filed by SMH with any Governmental Entity, all information and data furnished by the Edelman Parties to SMH under this Agreement shall be received, held and treated confidentially by SMH (except to the extent otherwise required by Law), and none of such information shall be used in any manner for the benefit of SMH or any of its Subsidiaries or for the benefit of any business controlled by it or them (other than EFC LLC after the Initial Closing, or in any action or proceeding involving this Agreement or the Ancillary Documents).

9.2                                 Listing of Shares.  All of the SMH Shares delivered pursuant to this Agreement shall, immediately following the expiration of any applicable Lockup Period, be authorized and accepted for listing on the Nasdaq Stock Market (if SMH Shares are then listed thereon) or on the New York Stock Exchange (if SMH Shares are then listed thereon), subject to official notice of issuance.

9.3                                 Consummation of Transactions.  SMH shall use reasonable best efforts to perform and fulfill all obligations on their part to be performed under this Agreement, to the end that the transactions contemplated hereby shall be consummated.

9.4                                 EFS LLC Advisory Registration.  As promptly as practicable following the Initial Closing, SMH and EFC LLC will cause EFS LLC to file appropriate documentation with the Commonwealth of Virginia such that EFS LLC succeeds to the registered investment advisory business of EFS Inc. in compliance with the applicable Laws of the Commonwealth of Virginia.

9.5                                 Removal of Legends.  Promptly (and in any event within five Business Days) following a holder’s (including EFC Inc.’s or Edelman’s) submission to SMH of certificates representing SMH Shares delivered to EFC Inc. or Edelman pursuant to this Agreement that contain a legend relating to transfer restrictions applicable to such securities, SMH shall provide such holder (at no expense to the holder) with new certificates of like tenor not bearing any such legends in replacement of such legended certificates (or, in the event that the requirements of this sentence have been met with respect to some, but not all, of the SMH Shares represented by such submitted certificates, then with multiple certificates that contain appropriate legends with respect to those SMH Shares still subject to applicable restrictions, and no legends with respect to those SMH Shares that are no longer subject to such restrictions), provided that (i) any Lockup Period applicable to such submitted SMH Shares pursuant to the terms of this Agreement has at that time expired, and (ii) either (A) at least one year has elapsed from the date such submitted SMH Shares were originally delivered by SMH to EFC Inc. or Edelman (as applicable) pursuant to this Agreement and Edelman is not then an “affiliate” of SMH for purposes of SEC Rule 144 or, (B) at least two years have elapsed from the date such submitted SMH Shares were originally delivered by SMH to EFC Inc. or Edelman (as applicable) pursuant to this Agreement and Edelman is an affiliate of SMH for purposes of SEC Rule 144, or (C) such submitted SMH Shares are to be sold pursuant to a registration effected under the Registration Rights Agreement, or (D) such submitted SMH Shares are otherwise accompanied by a written opinion of legal counsel to the holder of such submitted SMH Shares, in form and substance satisfactory to SMH (acting reasonably), that the transfer of such shares may otherwise be made without registration under the Securities Act.

ARTICLE X

[INTENTIONALLY OMITTED]

ARTICLE XI

[INTENTIONALLY OMITTED]

ARTICLE XII

[INTENTIONALLY OMITTED]

ARTICLE XIII

AGREEMENTS PENDING SECOND CLOSING

EFC Inc. and Edelman agree that during the period from the Initial Closing Date to the Third Closing Date:

13.1                           Charter Documents.  EFC Inc. shall not amend its Charter Documents.

13.2                           No Issuances.  EFC Inc. shall not issue any EFC Common Stock or securities convertible into or exchangeable for EFC Common Stock, or enter into any agreement or commitment for the issuance or purchase of EFC Common Stock or such other securities.

13.3                           No Operations.  Except to the extent provided in Section 2.5, EFC Inc. shall not own or hold any assets or properties (other than the Retained EFC LLC Units and Excluded Assets) and the SMH Shares issued to it under this Agreement, have any employees or conduct any operations, and shall restrict its business solely to its ownership of the Retained EFC LLC Units and such SMH Shares and Excluded Assets.

13.4                           No Indebtedness.  Except to the extent provided in Section 2.5, EFC Inc. shall not borrow any money or otherwise incur any indebtedness or new liabilities, except for liabilities necessary in order to maintain its corporate existence and obligations under this Agreement and the EFC LLC Agreement.

13.5                           Ownership of Retained EFC LLC Units.  EFC Inc. shall not sell, transfer or otherwise dispose of any Retained EFC LLC Units, and shall not cause or permit the Retained EFC LLC Units to be or become subject to any Lien (other than under this Agreement and the EFC LLC Agreement).

13.6                           Tax Status.  EFC Inc. and Edelman shall not take any action, or fail to take any action, that would cause EFC Inc. to fail to be treated as a validly electing “S corporation” within the meaning of Section 1361(a) of the Code at any time.

13.7                           Maintenance of Existence .  EFC Inc. shall maintain its corporate existence and shall not merge or consolidate with or into any other Person, or liquidate.

13.8                           Distribution.  Prior to the Third Closing, EFC Inc. shall distribute to Edelman all SMH Shares issued to EFC Inc. upon the Initial Closing and the Second Closing or as part of the Earn-Out Adjustment, and all Excluded Assets.

13.9                           Liquidating of Subsidiaries.  No later than December 31, 2005, EFC and Edelman shall cause all of the Subsidiaries of EFC to be liquidated and dissolved for federal income tax purposes and state corporate law purposes.

ARTICLE XIV

ADDITIONAL AGREEMENTS

14.1                           Publicity.  Except as expressly provided in Section 8.3, (a) the initial press release pertaining to the transactions contemplated by this Agreement has been mutually agreed by the Parties and (b) no Party shall issue any other press release or make any public statement related hereto without the prior consent of the other Party or Parties, which consent shall not be unreasonably withheld, conditioned or delayed, except that either Party may make disclosures that are not materially inconsistent with such initial press release.

14.2                           Expenses.  SMH shall pay its own costs and expenses incurred in connection with the transactions contemplated by this Agreement, and Edelman shall pay all costs and expenses incurred by the Edelman Parties in connection with the transactions contemplated by this Agreement.  Any fee of Putnam Lovell for acting as financial advisor to the Edelman Parties in connection with the transactions contemplated by this Agreement shall be paid by Edelman.  Neither EFC Inc. nor EFC LLC shall have any liability in respect of any costs or expenses of the Edelman Parties or SMH associated with the transactions contemplated by this Agreement.  Any applicable sales and transfer Taxes (including any stock transfer Taxes due as a result of the Pre-Closing Reorganization and Taxes, if any, imposed upon the transfer of real and personal property) and filing, recording, registration, stamp, documentary and other Taxes and fees payable in connection with this Agreement, the transactions contemplated by this Agreement or the documents giving effect to such transactions will be the responsibility of and be paid 50% by SMH and 50% by Edelman.

14.3                           Restrictive Covenants.  Edelman agrees that until the ninth anniversary of the Initial Closing Date, he will not, anywhere in the United States, directly or indirectly, for his own account or the account of others (other than on behalf of EFC LLC and its Subsidiaries and controlled Affiliates):

(a)                                  engage in the securities brokerage, asset management, financial planning or investment advisory businesses in competition with EFC LLC or any of its Subsidiaries or controlled Affiliates (the “Restricted Businesses”), unless expressly approved by SMH; for the avoidance of doubt, Edelman’s activities with respect to his and his family’s investments, the promotion of financial literacy and consumer education and public policy and political activities shall be deemed not to be Restricted Businesses;

(b)                                 solicit or accept assets for management or securities brokerage services from any client or customer of EFC LLC or its Subsidiaries or controlled Affiliates (or any Person that was such a client or other customer during the one year period preceding such solicitation or acceptance, or who was offered such services in an individually targeted manner during the one year period preceding such solicitation or acceptance), or otherwise request or advise any client or customer of EFC LLC or any of its Subsidiaries or controlled Affiliates to reduce or cancel any of its business with such Persons;

(c)                                  induce or attempt to influence any employee of the EFC LLC or any of its Subsidiaries or controlled Affiliates to terminate his or her employment with any such Person; or

(d)                                 employ any individuals employed by the EFC LLC or any of its Subsidiaries or controlled Affiliates during the one year period preceding such commencement of employment.

14.4                           Bonus Payment Loan.  On the Business Day immediately prior to the Third Closing Date, SMH shall make a loan to Edelman in a principal amount equal to the lesser of (x) the Bonus Payment Amount (excluding the Additional Shares) and (y) the Third Closing Consideration consisting 50% of cash and 50% of SMH Shares (valued for such purpose as they are valued for purposes of the Third Closing), which shall be evidenced by the execution and delivery by Edelman of a promissory note in such form as is reasonably acceptable to SMH and Edelman, the principal amount of which promissory note will be payable in a single installment on the Third Closing Date and which will accrue interest while outstanding (payable in cash at maturity) in the manner provided in such promissory note.

14.5                           Lockup Agreement.  Edelman agrees that, for the periods (each a “Lockup Period”) indicated below with respect to those SMH Shares indicated below, he will not, and will cause EFC Inc. not to, without the prior approval of the Board of Directors of SMH, sell, offer to sell, solicit an offer to buy, contract to sell, grant any option to purchase, distribute or otherwise transfer (other than to Edelman, in the case of EFC Inc., and other than to members of his immediate family or estate planning vehicles established for their benefit), such SMH Shares or any securities convertible into or exchangeable for SMH Shares:

(i)                                     for the SMH Shares included in the Initial Consideration, the Lockup Period shall be one year from the Initial Closing Date as to one-half of such SMH Shares (with the other half of such SMH Shares not being subject to any Lockup Period);

(ii)                                  for the SMH Shares included in the Earn-Out Adjustment, the Lockup Period shall be one year from the date of issuance thereof as to one-half of such SMH Shares (with the other half of such SMH Shares not being subject to any Lockup Period);

(iii)                               for the SMH Shares included in the Second Closing Consideration, the Lockup Period shall be one year from the Second Closing Date as to one-half of such SMH Shares (with the other half of such SMH Shares not being subject to any Lockup Period); and

(iv)                              for the SMH Shares included in the Third Closing Consideration, the Lockup Period shall be one year from the Third Closing Date as to one-half of such SMH Shares (with the other half of such SMH Shares not being subject to any Lockup Period);

provided, however, that nothing in this Section 14.5 shall (A) prohibit EFC Inc. from contributing any SMH Shares to EFC LLC in connection with bonus payments to employees contemplated by the EFC LLC Agreement (it being understood that any shares so contributed shall remain subject to the provisions of this Section 14.5 following such contribution) or (B) prohibit any transfer in connection with an SMH Change of Control.

14.6                           Visitation Rights.  For as long as the Edelman Parties collectively own SMH Shares representing at least 1% of the total number of SMH Shares outstanding at the time, Edelman shall have the right to receive notice of, to receive materials distributed in connection with,  and to attend and observe at all meetings of the Board of Directors of SMH (subject to the right of the Board of Directors to from time to time temporarily excuse from any of its meetings all those who are employees of SMH or its Affiliates or to excuse Edelman in connection with a matter in which Edelman and SMH are adverse or potentially adverse to each other), and to receive copies of the minutes of all meetings of the Board of Directors of SMH and all resolutions adopted by the written consent of the Board of Directors of SMH.

14.7                           Access to Books and Records.  Following the Initial Closing:

(i)                                     EFC LLC shall provide the Existing EFC Entities with reasonable access to those books and records transferred by them to the LLC’s in the Pre-Closing Reorganization to the extent they or Edelman so request for reasonable business purposes; and

(ii)                                  the Existing EFC Entities shall provide EFC LLC and SMH with reasonable access to the books and records of the Existing EFC Entities excluded from transfer in the Pre-Closing Reorganization, to the extent EFC LLC or SMH so requests for reasonable business purposes;

ARTICLE XV

TAX MATTERS

15.1                           Partnership Status.  The Parties intend that, following the Initial Closing, EFC LLC will constitute a partnership, and each other LLC will constitute a “disregarded entity,” for U.S. federal income Tax purposes, and that no action will be taken to cause any of the LLCs to be treated as a corporation for U.S. federal income Tax purposes following the Initial Closing except as otherwise permitted in accordance with the EFC LLC Agreement.

15.2                           Section 754 Election.  The Parties agree that EFC LLC will file with the Internal Revenue Service, and the Parties hereby authorize and direct the officers and representatives of EFC LLC to cause the filing of, an election under Section 754 of the Code.  SMH shall, within 60 days of the Initial Closing and Second Closing, provide to Edelman for his review, comment and approval, an allocation of the consideration paid at each such Closing (including the Earn- Out Adjustment) among the assets and properties of EFC LLC in accordance with Section 755 of the Code, other applicable U.S. federal tax law and any analogous provision of foreign, state or local law.  Such allocation shall be adjusted as necessary to take into account any payments appropriately treated as purchase price under applicable tax law.  Edelman shall have 30 days after receipt of such allocation to notify SMH of any objections to such allocation.  If Edelman fails to notify SMH of any objections within such 30-day period, Edelman and EFC Inc. shall be conclusively presumed to have agreed and consented to the allocation determined by SMH.  However, if Edelman does timely notify SMH of an objection, Edelman and SMH will make reasonable efforts to agree on an allocation.  If SMH and Edelman are unable to agree on an allocation within 120 days of the Initial Closing or Second Closing, as applicable, then SMH and Edelman shall respectively instruct the SMH Accountants and the EFC Inc. Accountants to attempt to reach agreement as to the allocation.  If within 10 Business Days after the matter has been referred to the two accounting firms, they have not reached agreement on it, then the SMH Accountants and the EFC Inc. Accountants shall be promptly instructed by SMH and Edelman, respectively, to designate a third accounting firm of nationally or regionally recognized standing and not having any material business relationship with either of the parties hereto (and they shall promptly disclose any such relationships to the other), which (acting as experts and not as arbitrators) shall be instructed to make, as soon as practicable after the matter is referred to such firm, the calculation of allocation. The determination of allocation by the third accounting firm shall be final and binding on all of the Parties.  Neither Edelman nor SMH shall take any position on any Tax Return or before any Taxing Authority inconsistent with such allocation (except to the extent otherwise required by a “final determination” within the meaning of the Code).

15.3                           Section 338(h)(10) Election.  SMH and Edelman shall join in an election to have the provisions of Section 338(h)(10) of the Code (“Section 338 Election”) apply to the purchase and sale of the EFC Shares.  The Section 338 election shall include the execution on the Third Closing Date and subsequent filing with the Internal Revenue Service of IRS Form 8023 pursuant to its requirements.  SMH shall, within 60 days of the Third Closing Date, provide to Edelman for his review, comment and approval, an allocation of the deemed purchase price among the assets of EFC Inc. in accordance with Code Sections 338 and 1060.  Edelman shall have 30 days after receipt of such allocation to notify SMH of any objections to such allocation.  Edelman shall have 30 days after receipt of such allocation to notify SMH of any objections to such allocation.  If Edelman fails to notify SMH of any objections within such 30-day period, Edelman and EFC Inc. shall be conclusively presumed to have agreed and consented to the allocation determined by SMH.  However, if Edelman does timely notify SMH of an objection, Edelman and SMH will make reasonable efforts to agree on an allocation.  If SMH and Edelman are unable to agree on an allocation within 120 days of the Third Closing Date, then SMH and Edelman shall respectively instruct the SMH Accountants and the EFC Inc. Accountants to attempt to reach agreement as to the allocation.  If within ten Business Days after the matter has been referred to the two accounting firms, they have not reached agreement on it, then the SMH Accountants and the EFC Inc. Accountants shall be promptly instructed by SMH and Edelman, respectively, to designate a third accounting firm of nationally or regionally recognized standing and not having any material business relationship with either of the parties hereto (and they shall promptly disclose any such relationships to the other), which (acting as experts and not as arbitrators) shall be instructed to make, as soon as practicable after the matter is referred to such firm, the calculation of allocation. The determination of allocation by the third accounting firm shall be final and binding on all of the Parties.  Neither Edelman nor SMH shall take any position on any Tax Return or before any Taxing Authority inconsistent with the final allocation (except to the extent otherwise required by a “final determination” within the meaning of the Code).

15.4                           EFC Inc. Tax Matters.  The Parties agree that (i) the Subchapter S election made by EFC Inc. shall terminate for U.S. federal income tax purposes upon the Third Closing, resulting in a short taxable year in which EFC Inc. is an S corporation for U.S. federal income tax purposes (the “S short year”) ending at the close of the day prior to the Third Closing Date, (ii) any deduction or expense associated with the bonus payments made pursuant to the employment agreements with key employees entered into on or about the date hereof shall be allocated to the S short year in accordance with Section 1362(e)(6)(D) of the Code and Regulation Sections 1.1362-3(a) and (b)(3), and (iii) no position inconsistent with the foregoing clause (i) or (ii) shall be taken on any Tax Return or before any Taxing Authority.  Notwithstanding anything to the contrary herein, Edelman shall prepare, or cause to be prepared, all federal income Tax Returns of EFC Inc. for any period (or portion thereof) ending on or prior to the Third Closing Date, including the S short year.  SMH shall have a reasonable opportunity to review and comment on any such Tax Returns prior to filing, and Edelman and EFC Inc. shall make such changes to such Tax Returns as SMH may reasonably request.  Edelman and EFC Inc. shall not amend any Tax Return for EFC Inc. without the prior written consent of SMH, which consent shall not be unreasonably withheld.  Edelman shall have the right to control EFC Inc.’s response to any audits or claims made by any Taxing Authority with respect to any Tax Returns of EFC Inc. filed prior to the Third Closing Date; provided, however, Edelman shall notify SMH in the event that any such Tax Returns are audited or examined by any Taxing Authority, and shall allow SMH and its counsel to participate in the audit or examination at SMH’s sole cost and expense.  Edelman and EFC Inc. shall not settle any such audit or examination in a manner that would adversely affect EFC Inc. after the Third Closing Date without the prior written consent of SMH, which consent shall not be unreasonably withheld.

ARTICLE XVI

NATURE AND SURVIVAL
OF
REPRESENTATIONS AND WARRANTIES

16.1                           Survival of Representations and Warranties.  The representations and warranties made by the respective Parties shall survive the Initial Closing and shall continue in effect thereafter, unless and until terminated as provided in this Section 16.1.  The representations and warranties made by EFC Inc. and Edelman in Article V and Article VI (other than in Section 5.11), and the representations and warranties made by SMH in Article VII (other than in Section 7.6), shall terminate on the date which is two years following the Initial Closing Date.  The representations and warranties made by EFC Inc. and Edelman in Section 5.11 (concerning Taxes) and made by SMH in Section 7.6 (concerning SEC Filings) shall survive until the expiration of the applicable statute of limitations relating thereto.  If a bona fide claim is asserted in writing before the expiration of the survival period of a representation or warranty made in Article V, VI or VII, that representation or warranty shall survive until the claim is settled, adjudicated or otherwise resolved.

ARTICLE XVII

INDEMNIFICATION

17.1                           Indemnification by Edelman and EFC Inc.  From and after the Initial Closing, Edelman and EFC Inc. jointly and severally agree to pay and to indemnify and hold harmless and defend SMH and its Affiliates and their respective successors and assigns (collectively, “SMH Indemnified Parties”) from and against any and all Damages caused by or arising out of or in respect of:

(i)                                     any breach of a covenant or agreement of any Edelman Party contained in this Agreement (other than any such breach by EFC Inc. occurring after the Third Closing, or by EFC LLC occurring after the Initial Closing); and

(ii)                                  any breach of a warranty or representation of EFC Inc. or Edelman set forth in Articles V or VI of this Agreement.

Notwithstanding the foregoing, (x) the amount of Damages in respect of which Edelman and EFC Inc. shall be required to indemnify SMH Indemnified Parties under this Section 17.1 shall be limited to the aggregate amount by which all such Damages exceed $250,000, (y) the aggregate indemnification payable by Edelman and EFC Inc. pursuant to this Section 17.1 shall be limited to a maximum of 50% of the Total Purchase Price Consideration (regardless of the fact that a portion of the Total Purchase Price Consideration may be paid after the date of the claim for indemnity or after the applicable Indemnification Cut-Off Date), and (z) upon consummation of the Third Closing, all obligations of EFC Inc. to indemnify SMH and its affiliates under this Section 17.1 shall terminate without any further liability on the part of EFC Inc.  No indemnification shall be payable by Edelman or EFC Inc. pursuant to this Section 17.1 after the expiration of the applicable survival period set forth in Section 16.1 with respect to the representation, warranty, covenant or agreement giving rise to such indemnification obligation (the “Indemnification Cut-Off Date”); provided that such expiration shall not affect any claim for indemnification with respect to which a bona fide claim has been asserted in the manner contemplated by Section 17.3 hereof prior to the applicable Indemnification Cut-Off Date.

17.2                           Indemnification by SMH.  From and after the Initial Closing, SMH agrees to pay and to indemnify and hold harmless and defend the Edelman Parties and their respective Affiliates (but not EFC LLC and not EFC Inc. from and after the Third Closing) and their respective successors and assigns (collectively, “EFC Indemnified Parties”) from and against any and all Damages caused by or arising out of or in respect of:

(i)                                     any breach of a covenant or agreement of SMH contained in this Agreement; and

(ii)                                  any breach of a warranty or representation made by SMH in Article VII of this Agreement.

Notwithstanding the foregoing, the amount of Damages in respect of which SMH shall be required to indemnify EFC Indemnified Parties under this Section 17.2 shall be limited to the aggregate amount by which all such Damages exceed $250,000, (y) the aggregate indemnification payable by SMH pursuant to this Section 17.2 shall be limited to a maximum of 50% of the Total Purchase Price Consideration (regardless of the fact that a portion of the Total Purchase Price Consideration may be paid after the date of the claim for indemnity or after the applicable Indemnification Cut-Off Date), and (z) no indemnification shall be payable by Edelman or EFC Inc. pursuant to this Section 17.2 after the Indemnification Cut-Off Date; provided that such expiration shall not affect any claim for indemnification with respect to which a bona fide claim has been asserted in the manner contemplated by Section 17.3 hereof prior to the applicable Indemnification Cut-Off Date.

17.3                           Requests for Indemnification.  If any Party (an “Indemnified Party”) becomes aware of a fact, circumstance, claim, situation, demand or other matter for which it or any other Indemnified Party has been indemnified under this Article XVII (any such item being herein called an “Indemnity Matter”), the Indemnified Party shall give prompt written notice of the Indemnity Matter to the party obligated to provide indemnification therefor under this Article XVII (the “Indemnifying Party”), requesting indemnification therefor, specifying the nature of and specific basis for the Indemnity Matter and the amount or estimated amount thereof to the extent then feasible; provided, however, a failure to give such notice will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are actually prejudiced by such failure.  Within twenty Business Days after receiving such notice, the Indemnifying Party shall give written notice to the Indemnified Party stating whether it disputes the claim for indemnification and whether it will defend against any third party claim or liability at its own cost and expense.  If the Indemnifying Party fails to give notice that it disputes an indemnification claim within twenty Business Days after receipt of such written notice thereof, it shall be deemed to have accepted and agreed (on behalf of all of the applicable indemnifying parties) to the claim, which shall become immediately due and payable.

The Indemnifying Party shall have the right to assume the defense or investigation of such Indemnity Matter and to retain counsel (who shall be reasonably satisfactory to the Indemnified Party) and other experts to represent the Indemnified Party and shall pay the reasonable fees and disbursements of such counsel and other experts.  If within 20 Business Days after receipt of the request (or five days if litigation is pending) the Indemnifying Party fails to give notice to the Indemnified Party that the Indemnifying Party assumes the defense or investigation of the Indemnity Matter, an Indemnified Party may retain counsel and other experts (whose reasonable fees and disbursements shall be at the expense of the Indemnifying Party) to file any motion, answer or other pleading and take such other action which the Indemnified Party reasonably deems necessary to protect its interests or those of the Indemnifying Party until the date on which the Indemnified Party receives such notice from the Indemnifying Party.  If an Indemnifying Party retains counsel and other experts, any Indemnified Party shall have the right to retain its own counsel and other experts, but the fees and expenses of such counsel and other experts shall be at the expense of the Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party mutually agree to the retention of such counsel and other experts or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would, in the opinion of counsel retained by the Indemnifying Party, be inappropriate due to actual or potential differing interests between them.

The Indemnified Parties shall make available such information and assistance as any Indemnifying Party may reasonably request and shall cooperate with each other in all reasonable respects in connection with the defense of any claim by such Indemnifying Parties, at the expense of the Indemnifying Parties.  No Indemnity Matter may be settled by the Indemnified Party without the prior written consent of the Indemnifying Party.  To the extent it is determined that the Indemnified Party has no right under this Article XVII to be indemnified by the Indemnifying Party with respect to a particular claimed Indemnity Matter, the Indemnified Party shall promptly pay to the Indemnifying Party any amounts previously paid or advanced by the Indemnifying Party with respect to such claimed Indemnity Matter pursuant to this Article XVII.

17.4                           No Right to Set Off; Insurance, Tax and Other Benefits.

(i)                                     No Party shall be entitled to offset any indemnification claim or alleged indemnification claim that such party may have against another party hereto against any amounts such Indemnified Party otherwise is obligated to pay to such potential indemnitor pursuant to this Agreement or otherwise; provided, that in the event that the Indemnifying Party does not pay any amount determined by the final and non-appealable judgment or settlement of a court of competent jurisdiction to be due the Indemnified Party, the Indemnified Party shall be entitled to set-off any such finally determined amounts against any amounts that the Indemnified Party may owe the Indemnifying Party.

(ii)                                  The amount of any indemnification payment to be made by any Indemnifying Party under this Agreement shall be reduced to take into account (in assessing the Damages suffered by the Indemnified Party) any related tax benefits, insurance recoveries and similar related benefits, recoveries or payments that such Indemnified Party has received as a result of the circumstance, event or occurrence giving rise to such underlying Indemnity Matter, and any such related benefits, recoveries or payments received by an Indemnified Party hereunder following its receipt of indemnification payments hereunder shall be reimbursed to the Indemnifying Parties to the extent failure to do so would result in a recovery by the Indemnified Parties of more than 100% of their Damages.  In no event shall any Party be entitled to collect consequential or punitive damages or damages for lost profits as part of any indemnification recovery under this Agreement.

(iii)                               Each Party agrees to use its commercially reasonable efforts to maximize its insurance recoveries and other similar recoveries against third parties with respect to any circumstance, event or occurrence which may give rise to indemnification obligations of other Parties, to the extent that such commercially reasonable efforts could reasonably be expected to result in a reduction in the indemnification obligations of such other parties hereto.

17.5                           Exclusivity.  From and after the Initial Closing, the indemnification provided for under this Section 17 shall be the exclusive remedy for monetary damages with respect to breaches of representations, warranties, covenants and agreements contained in this Agreement (other than for common law fraud), and shall be in lieu of any other remedies for monetary damages for such breaches that may be available to any Indemnified Party pursuant to any Laws; provided, that nothing contained in this Agreement shall be deemed to limit any Party’s right to seek injunctive relief or be deemed to limit Edelman’s or EFC Inc.’s rights as a shareholder of SMH, any Party’s rights under the Ancillary Agreements, or EFC Inc.’s or Edelman’s rights under applicable securities laws and regulations with respect to Edelman’s or EFC Inc.’s acquisition or ownership of SMH Common Stock.

17.6                           Adjustment to Purchase Price.  Any indemnity payment under this Agreement shall be treated as an adjustment to the Total Purchase Consideration for Tax purposes (except to the extent otherwise required by a “final determination” within the meaning of the Code).

ARTICLE XVIII

AMENDMENT

18.1                           Amendment.  This Agreement may be amended only by a written instrument executed by SMH and the Edelman Parties.

ARTICLE XIX

GENERAL PROVISIONS

19.1                           Non-Business Days.  If the date on which any action (including the delivery of notices) to be taken under this Agreement falls on a day which is not a Business Day, the action will be deemed timely taken if on the next following Business Day.

19.2                           Notices.  All notices or other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or transmitted by telecopier (with receipt confirmed) to a Party at the address or telecopy number, as applicable, set forth below (as any such address or telecopier number may be changed from time to time by notice similarly given):

(i)                                     if to SMH, to:

Sanders Morris Harris Group Inc.
600 Travis, Suite 3100
Houston, Texas 77002
Attention:	Rick Berry
Chief Financial Officer
Telecopy No.:	(713) 993-4677

with a copy to:

Porter & Hedges, L.L.P.
1000 Main, 36th Floor
Houston, Texas 77002
Attention:	James M. Harbison, Jr.
Telecopy No.:	(713) 228-1331

(ii)                                  if to EFC Inc. or EFC LLC, to:

The Edelman Financial Center, Inc.
12450 Fair Lakes Circle
Fairfax, Virginia 22033
Attention:	Fredric M. Edelman
Telecopy No.:	(703) 818-1910

with copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention:	Robert D. Goldbaum
Patrick J. Naughton
Telecopy No.:	(212) 455-2502

19.3                           Entire Agreement.  This Agreement, its Exhibits, the EFC Disclosure Schedule, the SMH Disclosure Schedule, and all documents delivered under this Agreement, constitute the entire agreement, and supersede all of the prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter of this Agreement.

19.4                           Assignment; Binding Effect.  This Agreement may not be assigned by any of its Parties.  Subject to the preceding sentence, this Agreement shall be binding upon the Parties and their respective successors and assigns.

19.5                           Counterparts.  This Agreement may be executed in counterparts which together shall constitute a single agreement.  Delivery by telephonic facsimile transmission or electronic mail of a signed counterpart of this Agreement shall be effective as delivery of a manually signed counterpart.

19.6                           Governing Law.  This Agreement and the rights and obligations of the parties created hereby shall be governed by the internal Laws of the State of Delaware without regard to its conflict of law rules.

19.7                           Consent to Jurisdiction.  Each of the Parties hereby consents to personal jurisdiction, service of process and venue in the federal or state courts of the State of Delaware for any claim, suit or proceeding arising under this Agreement and hereby irrevocably agrees that all claims in respect of such action or proceeding shall be exclusively heard and determined in such state’s courts or, to the extent permitted by law, in any federal court sitting in such state.  Each of the Parties irrevocably consents to the service of process in any such action or proceeding by the mailing by certified mail of copies of any service or copies of the summons and complaint and any other process to such party at the address specified in Section 19.2 hereof.  The Parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit or in any other manner permitted by law.

19.8                           Severability of Provisions.  If a provision of this Agreement or its application to any Person or circumstance, is held invalid or unenforceable in any jurisdiction, to the extent permitted by law, such provision or the application of such provision to Persons or circumstances other than those as to which it is held invalid or unenforceable and in other jurisdictions, and the remaining provisions of this Agreement, shall not be affected.

19.9                           Joint Drafting.  This Agreement and its Exhibits have been jointly drafted by the Parties and their counsel.  Neither this Agreement nor any of its Exhibits shall be construed against any Party based on its authorship.

19.10                     Captions.  The article and section headings in this Agreement are for convenience only, and shall not affect the meaning or interpretation of this Agreement.

19.11                     No Third-Party Beneficiaries.  There are no third-party beneficiaries of this Agreement, except that the respective Affiliates of the Parties are entitled to the benefits of the respective indemnification obligations of the Parties under Article XVII.

19.12                     Disclosure Schedules.  A matter set forth in one section of the EFC Disclosure Schedule or the SMH Disclosure Schedule (each a “Disclosure Schedule”) need not be set forth in any other section of such Disclosure Schedule so long as its relevance to such other section of the Disclosure Schedule or section of this Agreement is readily apparent on the face of the information disclosed in such Disclosure Schedule.  The fact that any item of information is disclosed in a Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement.  Any information or the dollar thresholds set forth in a Disclosure Schedule shall not be used as a basis for interpreting the terms “material” “Material Adverse Effect” or other similar terms in this Agreement, except as otherwise expressly set forth in such Disclosure Schedule.  Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item or matter in any Disclosure Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Disclosure Schedule is or is not in the ordinary course of business for purposes of this Agreement.

[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE – REORGANIZATION AND PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have duly executed this Agreement, all as of the date first written above.

SMH:

SANDERS MORRIS HARRIS GROUP INC.

By:	/s/ Robert E. Garrison II
Robert E. Garrison II, President

EFC INC.:

THE EDELMAN FINANCIAL CENTER, INC.

By:	/s/ Fredric M. Edelman
Fredric M. Edelman, Chief Executive Officer

EFC LLC:

THE EDELMAN FINANCIAL CENTER, LLC
By: THE EDELMAN FINANCIAL CENTER,
INC., its sole member

By:	/s/ Fredric M. Edelman
Fredric M. Edelman, Chief Executive Officer

EDELMAN:

By:	/s/ Fredric M. Edelman
Fredric M. Edelman, Individually

EXHIBITS TO REORGANIZATION AND PURCHASE AGREEMENT:

Exhibit A:	Amended and Restated Limited Liability Company Agreement

Exhibit B:	Reorganization Agreements

Exhibit C:	Subsidiary LLC Agreements

Exhibit D:	Edelman Employment Agreement

Exhibit E:	Registration Rights Agreement